FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-193376-18

COMM 2015-CCRE23

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (File No. 333-193376) for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov.  Alternatively, the depositor or Deutsche Bank Securities Inc., any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611 or by emailing prospectus.cpdg@db.com.  The offered certificates referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis.  You understand that, when you are considering the purchase of these certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of certificates to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

This free writing prospectus does not contain all information that is required to be included in the prospectus and the prospectus supplement.

STATEMENT REGARDING ASSUMPTIONS AS TO SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

This material is for your information, and none of Deutsche Bank Securities Inc. or any other underwriter (the “Underwriters”) are soliciting any action based upon it.  This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

Neither this document nor anything contained herein shall form the basis for any contract or commitment whatsoever.  The information contained herein is preliminary as of the date hereof. These materials are subject to change, completion or amendment from time to time.  The information contained herein will be superseded by similar information delivered to you as part of the offering document relating to the COMM 2015-CCRE23 Mortgage Trust Commercial Mortgage Pass-Through Certificates (the “Offering Document”).  The information contained herein supersedes any such information previously delivered and should be reviewed only in conjunction with the entire Offering Document.  All of the information contained herein is subject to the same limitations and qualifications contained in the Offering Document.  The information contained herein does not contain all relevant information relating to the underlying mortgage loans or mortgaged properties.  Such information is described elsewhere in the Offering Document.  The information contained herein will be more fully described elsewhere in the Offering Document.   The information contained herein should not be viewed as projections, forecasts, predictions or opinions with respect to value.  Prior to making any investment decision, prospective investors are strongly urged to read the Offering Document its entirety.   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The attached information contains certain tables and other statistical analyses (the “Computational Materials”) which have been prepared in reliance upon information furnished by the Mortgage Loan Sellers.  Numerous assumptions were used in preparing the Computational Materials, which may or may not be reflected herein.  As such, no assurance can be given as to the Computational Materials’ accuracy, appropriateness or completeness in any particular context; or as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance.  The Computational Materials should not be construed as either projections or predictions or as legal, tax, financial or accounting advice.  You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.  Any weighted average lives, yields and principal payment periods shown in the Computational Materials are based on prepayment and/or loss assumptions, and changes in such prepayment and/or loss assumptions may dramatically affect such weighted average lives, yields and principal payment periods.  In addition, it is possible that prepayments or losses on the underlying assets will occur at rates higher or lower than the rates shown in the attached Computational Materials.  The specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preliminary underlying assets used in preparing the Computational Materials.  The principal amount and designation of any security described in the Computational Materials are subject to change prior to issuance.  None of Underwriters or any of their respective affiliates makes any representation or warranty as to the actual rate or timing of payments or losses on any of the underlying assets or the payments or yield on the securities.

This document contains forward-looking statements.  Those statements are subject to certain risks and uncertainties that could cause the success of collections and the actual cash flow generated to differ materially from the information set forth herein.  While such information reflects projections prepared in good faith based upon methods and data that are believed to be reasonable and accurate as of the dates thereof, the issuer undertakes no obligation to revise these forward-looking statements to reflect subsequent events or circumstances.  Individuals should not place undue reliance on forward-looking statements and are advised to make their own independent analysis and determination with respect to the forecasted periods, which reflect the issuer’s view only as of the date hereof.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

DESCRIPTION OF THE COURTYARD BY MARRIOTT LOAN COMBINATION

The following is a summary of the principal provisions of the Courtyard by Marriott Loan Combination.  This summary does not purport to be complete and is qualified in its entirety by reference to the mortgage loan agreement, dated as of March 31, 2015 (the “Origination Date”) (as amended from time to time, the “Courtyard by Marriott Loan Agreement”), between CBM Two Hotels LP and C2 Land, L.P. (collectively, the “Courtyard by Marriott Borrowers”) and GACC, as Lender, and the other documents executed by the Courtyard by Marriott Borrowers and other applicable parties in connection with the closing of the Courtyard by Marriott Loan Combination (collectively, the “Courtyard by Marriott Loan Documents”).

Additional information is contained in the Free Writing Prospectus, dated April 30, 2015 (the “Free Writing Prospectus”), and the accompanying Prospectus, dated September 3, 2014 (the “Prospectus”).  Purchasers are strongly urged to read the Free Writing Prospectus and the Prospectus in full, including, but not limited to, the discussions under the headings “Risk Factors” in the Free Writing Prospectus and in the Prospectus.  Capitalized terms used but not defined in this summary have the meanings assigned to them in the Free Writing Prospectus.

On or after the Closing Date, all rights of the Lender under the Courtyard by Marriott Loan Combination (the “Lender”) will be exercised by the Trustee, the Master Servicer or the Special Servicer, as the case may be, pursuant to the terms of the Pooling and Servicing Agreement.  References to the “Lender” with respect to the Courtyard by Marriott Loan Combination generally should be construed to mean (a) the Trustee as the holder of record title to the Courtyard by Marriott Pooled Mortgage Loan, the Courtyard by Marriott Non-Pooled Trust Pari Passu Companion Loan and the Courtyard by Marriott Non-Pooled Trust Subordinate Companion Loan on behalf of the Trust, or the Master Servicer or Special Servicer, as applicable, with respect to the obligations and rights of the Lender under the Courtyard by Marriott Pooled Mortgage Loan, the Courtyard by Marriott Non-Pooled Trust Pari Passu Companion Loan and the Courtyard by Marriott Non-Pooled Trust Subordinate Companion Loan as described under “Servicing of the Mortgage Loans and Serviced Loan Combinations; Collection of Payments” in the Free Writing Prospectus or (b) German American Capital Corporation and Citigroup Global Markets Realty Corp., and their respective successors and assigns, as the holder of record title to CBM Note A-2B and CBM Note A-2C, respectively.

The portfolio of Mortgaged Properties identified on Annex A-1 to the Free Writing Prospectus as Courtyard by Marriott (the “Courtyard by Marriott Properties”) is secured by a loan combination (the “Courtyard by Marriott Loan Combination”) with an aggregate outstanding principal balance as of the Closing Date of $670,000,000.  The Courtyard by Marriott Loan Combination is evidenced by five (5) separate notes (collectively, and including any Undefeased Notes that may exist from time to time, but excluding any and all Defeased Notes, the “Courtyard by Marriott Mortgage Notes”) identified as:

(a)      promissory note A-1 with an outstanding principal balance as of the Cut-off Date of $33,500,000 (the “Courtyard by Marriott Non-Pooled Trust Pari Passu Companion Loan”);

(b)      promissory note A-2A with an outstanding principal balance as of the Cut-off Date of $100,000,000 (the “Courtyard by Marriott Pooled Mortgage Loan”);

(c)      promissory note A-2B with an outstanding principal balance as of the Cut-off Date of $97,050,000 (“CBM Note A-2B”);

(d)      promissory note A-2C with an outstanding principal balance as of the Cut-off Date of $84,450,000 (“CBM Note A-2C”); and

(e)      promissory note B with an outstanding principal balance as of the Cut-off Date of $355,000,000 (the “Courtyard by Marriott Non-Pooled Trust Subordinate Companion Loan”).

The aggregate initial principal balances of the Loan-Specific Certificates will equal the aggregate outstanding principal balance of Courtyard by Marriott Non-Pooled Trust Pari Passu Companion Loan and Courtyard by Marriott Non-Pooled Trust Subordinate Companion Loan on the Closing Date.

Security

The Courtyard by Marriott Loan Combination is secured by first priority mortgages on the Courtyard by Marriott Borrowers’ fee interest in the Courtyard by Marriott Properties, which is comprised of nine (9) upscale select service hotels, first priority mortgages on the Courtyard by Marriott Borrowers’ fee and leasehold interest in forty-nine (49) upscale select service hotels and first priority mortgages on the Courtyard by Marriott Borrowers’ leasehold interest in seven (7) upscale select service hotels.  See Annex A-1, Annex A-2 and Annex B to the Free Writing Prospectus for additional information regarding the individual Courtyard by Marriott Properties.

The Courtyard by Marriott Borrowers

Each Courtyard by Marriott Borrower is a special purpose Delaware limited partnership and during the time the Courtyard by Marriott Loan Combination is outstanding is limited to, acquiring, owning and operating the applicable individual Courtyard by Marriott Property and obtaining the Courtyard by Marriott Loan Combination.  No Courtyard by Marriott Borrower has any material assets other than its interest in the individual Courtyard by Marriott Properties.

Each Courtyard by Marriott Borrower is a “recycled SPE” due to the fact (a) it previously owned one or more of the Divested Properties, and (b) it previously incurred indebtedness secured by both the Courtyard by Marriott Properties (or a subset thereof) and one or more of the Divested Properties.  Prior to the Origination Date of the Courtyard by Marriott Loan Combination, all right, title, interest and estate in the Divested Properties were transferred and conveyed by the Courtyard by Marriott Borrowers to unaffiliated, third-party purchasers.  On the Origination Date of the Courtyard by Marriott Loan Combination, the then-existing indebtedness secured by the Courtyard by Marriott Properties was fully repaid.  The Courtyard by Marriott Guarantor has agreed to indemnify the Lender for certain liabilities in connection with the prior ownership by the Courtyard by Marriott Borrowers of the Divested Properties, as described below under “—Guaranty and Indemnification.”

“Divested Properties” means the following hotels previously owned and/or leased by the Courtyard by Marriott Borrowers:  Courtyard Chicago Glenview, Courtyard Chicago Wood Dale, Courtyard Columbia Northwest, Courtyard NW Highway at Stemmons/I-35E and Courtyard Atlanta Roswell.

Guaranty and Indemnification

The Courtyard by Marriott Loan Combination is generally non-recourse. However, under certain circumstances, the Courtyard by Marriott Loan Combination is recourse to the Courtyard by Marriott Borrowers to the extent of losses to the Lender, including, but not limited to:

(i)          fraud, willful misconduct, misrepresentation or failure to disclose a material fact by or on behalf of and known to the Courtyard by Marriott Borrowers, the Courtyard by Marriott Guarantor, any affiliate thereof, or any of their respective agents acting on their behalf in connection with the Courtyard by Marriott Loan Combination, including by reason of any claim under the Racketeer Influenced and Corrupt Organizations Act;

(ii)         the breach of any representation, warranty, covenant or indemnification provision concerning environmental laws, hazardous substances and/or asbestos and any indemnification of the Lender with respect thereto in either document;

(iii)        intentional wrongful removal or destruction of any portion of the Courtyard by Marriott Properties or damage to the Courtyard by Marriott Properties caused by willful misconduct by the Courtyard by Marriott Borrowers, the Courtyard by Marriott Guarantor, or any affiliate of the Courtyard by Marriott Borrowers or the Courtyard by Marriott Guarantor;

(iv)        any intentional physical waste of the Courtyard by Marriott Properties by the Courtyard by Marriott Borrowers, the Courtyard by Marriott Guarantor, or any affiliate of the Courtyard by Marriott Borrowers or the Courtyard by Marriott Guarantor;

(v)         the forfeiture by the Courtyard by Marriott Borrowers of the Courtyard by Marriott Properties, or any portion thereof, because of the conduct or purported conduct of criminal activity by the Courtyard by Marriott Borrowers or the Courtyard by Marriott Guarantor or any of their respective agents or representatives in connection therewith;

(vi)        the misappropriation contrary to the terms of the Courtyard by Marriott Loan Documents by or on behalf of the Courtyard by Marriott Borrowers of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Courtyard by Marriott Properties, (B) any condemnation awards or other amounts received in connection with the condemnation of all or a portion of the Courtyard by Marriott Properties, (C) any gross revenues (including rents, insurance proceeds, security deposits, advance deposits or any other deposits and lease termination payments) or (D) any other funds due under the Courtyard by Marriott Loan Documents, including, in connection with any of the foregoing, by reason of failure to comply with cash management provisions;

(vii)        failure to pay charges for labor or materials or other charges that can create liens on any portion of the Courtyard by Marriott Properties if sufficient cash flow from the Courtyard by Marriott Properties then exists, or existed during the term of the Courtyard by Marriott Loan Combination, and such cash flow is or was made available to the Courtyard by Marriott Borrowers;

(viii)       any security deposits, advance deposits or any other deposits collected by the Courtyard by Marriott Borrowers with respect to the Courtyard by Marriott Properties which are not delivered to the Lender in accordance with the provisions of the Courtyard by Marriott Loan Documents;

(ix)        the failure to pay taxes if sufficient cash flow from the Courtyard by Marriott Properties exists;

(x)         failure to obtain and maintain the fully paid for insurance policies in accordance with the Courtyard by Marriott Loan Documents;

(xi)        any and all Divested Property Liabilities;

(xii)       the Courtyard by Marriott Borrowers’ indemnification of the Lender with respect to securitization of the Courtyard by Marriott Loan Combination;

(xiii)      failure by any Courtyard by Marriott Borrower or its general partner to maintain its status as a special purpose entity or comply with certain special purpose entity/separateness representations, warranties and covenants in the Courtyard by Marriott Loan Agreement;

(xiv)      the Courtyard by Marriott Guarantor or the Courtyard by Marriott Borrowers, or any affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of the Lender in connection with the Courtyard by Marriott Loan Documents, (A) seeks a defense, judicial intervention or injunctive or other equitable relief of any kind, or (B) asserts in a pleading filed in connection with a judicial proceeding any defense against the Lender or any right in connection with any security for the Courtyard by Marriott Loan Combination (except for rights, defenses and other relief asserted in good faith);

(xv)       until such time as the Courtyard by Marriott Borrowers have fully complied with their obligations to cure certain parking space deficiencies, the failure of certain individual Courtyard by Marriott Properties to contain no less than the number of parking spaces that are required under applicable zoning ordinances; or

(xvi)       the failure of the ground lessor of the individual Courtyard by Marriott Property known as “Courtyard Norwalk” to deliver to the Lender an estoppel certificate in the form attached to a certain post-closing agreement executed by the Courtyard by Marriott Borrowers (with all blanks filled in with information acceptable to the Lender); provided, however, that the liability under this paragraph (xvi) will terminate upon deliver to the Lender of an estoppel certificate in such form duly executed by such ground lessor.

In addition, the following obligations are fully recourse to the Courtyard by Marriott Borrowers without any requirement that the Lender incur any loss, damage, cost, expense, liability, claim or other obligation in connection therewith:

(a)         the Courtyard by Marriott Borrowers’ obligation to pay any deductible in excess of $100,000 under any insurance policy required under the Courtyard by Marriott Loan Documents;

(b)         the Courtyard by Marriott Borrowers’ obligation to pay to the Lender (i) certain amounts that may be received under a recorded covenant encumbering the individual Courtyard by Marriott Property known as the “Courtyard Ft. Lauderdale Plantation,” to be applied to the release of such the individual Courtyard by Marriott Property, and (ii) any deficiency in the prepayment or partial defeasance of the Courtyard by Marriott Release Price for such individual Courtyard by Marriott Property plus any other amounts due to the Lender in connection with such prepayment or partial defeasance of the Courtyard by Marriott Loan Combination; and

(c)         the Courtyard by Marriott Borrowers’ obligation to pay to the Lender (i) certain amounts that may be received under the ground leases encumbering the individual Courtyard by Marriott Properties known as “Courtyard Charlotte South Park,” “Courtyard Philadelphia Devon” and “Courtyard Norwalk” during a Courtyard by Marriott Event of Default, to be applied to the sale of the mortgage encumbering such individual Courtyard by Marriott Property to the respective ground lessor and (ii) any deficiency in the prepayment of the Courtyard by Marriott Release Price for such individual Courtyard by Marriott Property plus any amounts due to the Lender in connection with such prepayment of the Courtyard by Marriott Loan Combination.

In addition, under the following circumstances, the Courtyard by Marriott Loan Combination will be fully recourse to the Courtyard by Marriott Borrower:

(i)          the Courtyard by Marriott Borrowers fail to comply with certain special purpose entity/separateness representations, warranties and covenants in the Courtyard by Marriott Loan Agreement;

(ii)         the Courtyard by Marriott Borrowers fail to obtain the Lender’s prior consent to (A) any subordinate financing secured by the Courtyard by Marriott Properties or any portion thereof, (B) any other voluntary lien (other than mechanic’s or materialmen’s liens) encumbering the Courtyard by Marriott Properties or any portion thereof in violation of the Courtyard by Marriott Loan Documents or (C) any other voluntary indebtedness not permitted under the Courtyard by Marriott Loan Documents; and

(iii)        the Courtyard by Marriott Borrowers fail to obtain the Lender’s prior consent to any transfer of the Courtyard by Marriott Properties or any interest therein or any transfer of any direct or indirect interest in the Courtyard by Marriott Borrowers, in either case, as required by the Courtyard by Marriott Loan Documents (excluding mechanic’s and materialmen’s liens and condemnations).

The Courtyard by Marriott Loan Combination is also fully recourse to the Courtyard by Marriott Borrowers under the following circumstances related to bankruptcy or insolvency proceedings:

(i)         any Courtyard by Marriott Borrower or its general partner files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(ii)         any Courtyard by Marriott Borrower or its general partner is substantively consolidated with any other person by reason of such Courtyard by Marriott Borrower’s or its general partner’s breach of special purpose bankruptcy remote entity provisions of its organizational documents (whether caused by the acts of such Courtyard by Marriott Borrower, its general partner, the Courtyard by Marriott Guarantor or any affiliate thereof); unless such consolidation was involuntary and not consented to by such Courtyard by Marriott Borrower, its general partner or the Courtyard by Marriott Guarantor and is discharged, stayed or dismissed within 60 days following the occurrence of such consolidation;

(iii)        the filing of an involuntary petition against any Courtyard by Marriott Borrower and/or its general partner under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any other person in which such Courtyard by Marriott Borrower and/or its general partner colludes with such person;

(iv)        any Courtyard by Marriott Borrower and/or its general partner files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it by any other person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(v)         any Courtyard by Marriott Borrower, or any affiliate, officer, director or representative which controls any Courtyard by Marriott Borrower, consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, trustee or examiner for such Courtyard by Marriott Borrower or any portion of any individual Courtyard by Marriott Property; or

(vi)        any Courtyard by Marriott Borrower or its general partner makes an assignment for the benefit of creditors.

The Courtyard by Marriott Guarantor delivered to the Lender a guaranty of the Courtyard by Marriott Borrowers’ obligations under the recourse provisions described in the three preceding paragraphs, in each case, to the same extent that the Courtyard by Marriott Borrowers are liable.

“Courtyard by Marriott Guarantor” means CBM Joint Venture Limited Partnership, a Delaware limited partnership.

“Divested Property Liabilities” means any and all liabilities, losses, damages, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for the Courtyard by Marriott Borrowers and/or the Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any Courtyard by Marriott Borrower or the Lender is designated a party thereto), that are imposed on, incurred by, or asserted against the Courtyard by Marriott Borrowers or the Lender in any manner relating to or arising out of:

(i)         the Courtyard by Marriott Borrowers’ ownership, leasing and/or operation of the Divested Properties;

(ii)        any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Divested Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;

(iii)        any use, nonuse or condition in, on or about any Divested Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;

(iv)        performance of any labor or services or the furnishing of any materials or other property in respect of any Divested Property;

(v)         any failure of any Divested Property to comply with any applicable legal requirement (including any environmental laws);

(vi)        any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any lease or other transaction involving any Divested Property or any part thereof, or any liability asserted against the Courtyard by Marriott Borrowers or the Lender with respect thereto;

(vii)       any claims by any lessee of any portion of any Divested Property or any person acting through or under any lessee or otherwise arising under or as a consequence of any such lease; and

(viii)      any presence or release of hazardous substances at any Divested Property, in each case, to the extent such liability, loss, damage, cost, or expense arises out of any circumstance, condition, action or event that occurred or existed on or prior to the closing date of the Courtyard by Marriott Loan Combination (even to the extent that the applicable liability, loss, damage, cost, or expense did not occur, or the occurrence of the applicable circumstance, condition, action or event is not discovered, until after the closing date).

Payment Terms

The Courtyard by Marriott Loan Combination is an interest-only loan. Payments on the Courtyard by Marriott Loan Combination are required to be made on the 6th day of every calendar month occurring during the term (each, a “Monthly Payment Date”) commencing in May 2015 until and including the Monthly Payment Date occurring in April 2020 (such date, the “Courtyard by Marriott Maturity Date”).  The Courtyard by Marriott Borrowers are obligated to pay to the Lender on each such Monthly Payment Date the amount of interest that accrues on the Courtyard by Marriott Loan Combination for the related Mortgage Loan Accrual Period.  The entire principal balance of the Courtyard by Marriott Loan Combination, all accrued and unpaid interest and all other amounts due under the Courtyard by Marriott Loan Combination will be due and payable by the Courtyard by Marriott Borrowers on the Courtyard by Marriott Maturity Date.

Interest on each of the Courtyard by Marriott Mortgage Notes will accrue from (and including) the Origination Date through the end of the last Mortgage Loan Accrual Period at a fixed per annum rate of interest equal to 3.6900% (the “Courtyard Mortgage Rate”).

Interest on the Courtyard by Marriott Loan Combination will be calculated based on the actual number of days elapsed in the related Mortgage Loan Accrual Period and a 360-day year.

In the event that, and for so long as, any Courtyard by Marriott Event of Default has occurred and is continuing, the outstanding principal balance of each Courtyard by Marriott Mortgage Note and, to the extent not prohibited by applicable law, all other amounts due under the Courtyard by Marriott Loan Documents, will accrue interest at a per annum rate equal to the lesser of (a) the maximum legal rate or (b)(i) with respect to the portion of the outstanding principal balance evidenced by each Courtyard by Marriott Mortgage Note, 4.0% above the non-defaulting interest rate applicable to such Courtyard by Marriott Mortgage Note and (ii) with respect to all other amounts due under the Courtyard by Marriott Loan Documents, 7.69%, in each case, calculated from the date such payment was due or such Courtyard by Marriott Event of Default has occurred without regard to any grace or cure periods contained therein.

“Mortgage Loan Accrual Period” means the interest accrual period commencing on the 6th of each month and running until and including the 5th of the following month.

Prepayments

The Courtyard by Marriott Borrowers may, only on a business day after the Monthly Payment Date occurring in May 2016 (the “Courtyard by Marriott Prepayment Lockout Expiration Date”), to prepay a portion of the Courtyard by Marriott Loan Combination without payment of any prepayment premium, penalty or fee, upon satisfaction of the following conditions:

(a)        the Courtyard by Marriott Borrowers deliver to the Lender written notice of such prepayment at least 30 days, but no more than 60 days, prior to the proposed prepayment date;

(b)        such prepayment is made in connection with a Courtyard by Marriott Property Release in accordance with the Courtyard by Marriott Loan Documents;

(c)        the amount of such prepayment is equal the Courtyard by Marriott Release Price of the Courtyard by Marriott Release Property (plus the Courtyard by Marriott Additional Release Price, if applicable); provided, however, that if such prepayment would result in the aggregate amount of all prepayments made under this paragraph since the Origination Date to be in excess of $33,500,000, then only a portion of such Courtyard by Marriott Release Price (and the Courtyard by Marriott Additional Release Price, if applicable) may be applied as a prepayment (such that the aggregate amount of all prepayments made under this paragraph since the Origination Date is not in excess of $33,500,000), and the remainder of such Courtyard by Marriott Release Price (and the Courtyard by Marriott Additional Release Price, if applicable) will be subject to a Partial Defeasance Event; and provided further that if any portion of the Courtyard by Marriott Release Price (or the Courtyard by Marriott Additional Release Price, if applicable) for any Courtyard by Marriott Release Property will be subject to a Partial Defeasance Event, then such Courtyard by Marriott Property Release may not occur until after the Courtyard by Marriott Defeasance Lockout Expiration Date (rather than the Courtyard by Marriott Prepayment Lockout Expiration Date); and

(d)        on the repayment date, the Courtyard by Marriott Borrowers pay to the Lender all unpaid interest on the portion of the outstanding principal balance being prepaid plus, if the repayment date is not a Monthly Payment Date, all interest accruing for the full Mortgage Loan Accrual Period in which the repayment date falls.

If the Lender is not obligated to make net insurance proceeds or net condemnation award from any individual Courtyard by Marriott Property available to the Courtyard by Marriott Borrowers for the restoration of such property, provided that no Courtyard by Marriott Event of Default then exists, on the next occurring Monthly Payment Date following the date on which (i) the Lender actually receives such proceeds, and (ii) the Lender has determined in accordance with the Courtyard by Marriott Loan Documents that such proceeds will be applied against the debt, such proceeds will be applied as follows:

(a)        first, to any amounts (other than principal, interest and the Courtyard by Marriott Prepayment Fee) then due and payable under the Courtyard by Marriott Loan Documents, including any costs and expenses of the Lender in connection with prepayments of the Courtyard by Marriott Loan Combination;

(b)        second, to accrued and unpaid interest, applied first to Courtyard by Marriott Non-Pooled Trust Pari Passu Companion Loan, Courtyard by Marriott Pooled Mortgage Loan, CBM Note A-2B and CBM Note A-2C, pro rata and pari passu based on the outstanding principal balance of each such note; and second to Courtyard by Marriott Non-Pooled Trust Subordinate Companion Loan;

(c)        third, as a prepayment of the outstanding principal balance of the Courtyard by Marriott Loan Combination in the amount of the Courtyard by Marriott Release Price (or, if applicable, the Courtyard by Marriott Additional Release Price) of the affected individual Courtyard by Marriott Property, together with a payment of any Courtyard by Marriott Prepayment Fee applicable to such prepayment, applied first to Courtyard by Marriott Pooled Mortgage Loan, CBM Note A-2B and CBM Note A-2C, pro rata and pari passu based on the outstanding principal balance of each such note immediately prior to such prepayment; second to Courtyard by Marriott Non-Pooled Trust Pari Passu Companion Loan; and third to Courtyard by Marriott Non-Pooled Trust Subordinate Companion Loan; and

(d)        fourth, any remaining proceeds to be disbursed to the Courtyard by Marriott Borrower; provided, however, that if a Courtyard by Marriott Event of Default has occurred and is continuing, the Lender may apply such proceeds to the debt (until paid in full) in any order or priority in its sole discretion.

All voluntary prepayments of the Courtyard by Marriott Loan Combination made pursuant to the Courtyard by Marriott Loan Documents will be allocated entirely to Courtyard by Marriott Non-Pooled

Trust Pari Passu Companion Loan.  All mandatory prepayments following a casualty or condemnation will be applied as described above.  All other prepayments (whether voluntary or involuntary, and from whatever source, including any prepayments occurring during the continuance of a Courtyard by Marriott Event of Default) will be allocated among the Courtyard by Marriott Mortgage Notes in such amounts and in such order as the Lender determines in its sole and absolute discretion.

Other than following a Courtyard by Marriott Event of Default, no Courtyard by Marriott Liquidated Damages Amount or any Courtyard by Marriott Prepayment Fee will be due in connection with any such prepayment (including any additional amounts prepaid to obtain the release of the individual Courtyard by Marriott Property from the lien of the applicable mortgage).

In the event that the net insurance proceeds or net condemnation award are insufficient to pay all amounts set forth in clauses (a) through (c) in the preceding paragraph, the Courtyard by Marriott Borrowers may, within 30 days after such proceeds are paid to the Lender, pay to the Lender an additional amount equal to such deficiency, to be applied to the payment of any such unpaid amounts.  Upon payment of all amounts set forth clauses (a) through (c) in the preceding paragraph within such 30-day period, and satisfaction of all other conditions described below under “—Releases” for a release of the affected individual Courtyard by Marriott Property, such individual Courtyard by Marriott Property will be released from the applicable mortgage.

“Courtyard by Marriott Discount Rate” means the rate which, when compounded monthly, is equivalent to the Courtyard by Marriott Treasury Rate when compounded semi-annually.

“Courtyard by Marriott Liquidated Damages Amount” means an amount equal to 5% of the principal amount being repaid.

“Courtyard by Marriott Open Prepayment Date” means the Monthly Payment Date occurring in December 2019.

“Courtyard by Marriott Prepayment Fee” means an amount equal to the greater of (i) the Courtyard by Marriott Yield Maintenance Amount, or (ii) 2% of the unpaid principal balance of the Courtyard by Marriott Loan Combination as of the repayment date.

“Courtyard by Marriott Treasury Rate” means the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the repayment date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Courtyard by Marriott Open Prepayment Date.

“Courtyard by Marriott Yield Maintenance Amount” means the present value, as of the repayment date, of the remaining scheduled payments of principal and interest from the repayment date through the Courtyard by Marriott Open Prepayment Date (including any balloon payment) determined by discounting such payments at the Courtyard by Marriott Discount Rate, less the amount of principal being prepaid on the repayment date.

Except as described above in this section entitled “—Prepayments”, the Courtyard by Marriott Borrowers will not be permitted to voluntarily prepay the Courtyard by Marriott Loan Combination prior to the Courtyard by Marriott Open Prepayment Date.  If, during the continuance of a Courtyard by Marriott Event of Default, payment of all or any part of the Courtyard by Marriott Loan Combination is tendered by the Courtyard by Marriott Borrowers and accepted by the Lender or is otherwise recovered by the Lender (including through application of any reserve funds in accordance with the Courtyard by Marriott Loan Documents), such tender or recovery will be a voluntary prepayment by the Courtyard by Marriott Borrowers in violation of the prohibition against prepayment set forth in the Courtyard by Marriott Loan Documents, and the Courtyard by Marriott Borrowers will be required to pay (i) all accrued interest (and if such tender and acceptance is not made on a Monthly Payment Date, interest that would have accrued to, but not including, the next Monthly Payment Date), (ii) an amount equal to the Courtyard by Marriott Prepayment Fee, and (iii) in the event the payment occurs on or prior to the Courtyard by Marriott

Defeasance Lockout Expiration Date, as liquidated damages and not as a penalty, an amount equal to the Courtyard by Marriott Liquidated Damages Amount.

Defeasance

If no Courtyard by Marriott Event of Default has occurred and is then continuing, the Courtyard by Marriott Borrowers may, at any time after the Courtyard by Marriott Defeasance Lockout Expiration Date, (a) obtain the release of all Courtyard by Marriott Properties from the liens of the Courtyard by Marriott Loan Documents by defeasing the entire loan (a “Courtyard by Marriott Total Defeasance Event”), or (b) obtain the release of one or more (but less than all) of the Courtyard by Marriott Properties from the liens of the Courtyard by Marriott Loan Documents by defeasing a portion of the loan (a “Courtyard by Marriott Partial Defeasance Event”), in each case, subject to, among other things, the following conditions:

(1)        not less than 30 days prior written notice for a Courtyard by Marriott Partial Defeasance Event, or 60 days prior written notice for a Courtyard by Marriott Total Defeasance Event, is given to the Lender specifying a date on which the Courtyard by Marriott Defeasance Collateral is to be delivered, such release date to occur only on a business day; provided that such notice may be revoked or postponed in writing at any time prior to the second business day prior to the proposed repayment date, in which case, the Courtyard by Marriott Borrowers will be required to pay the Lender’s actual expenses incurred in connection with such revocation and/or postponement;

(2)        all accrued and unpaid interest and all other sums due under the Note and under the other Courtyard by Marriott Loan Documents up to the release date are paid in full on or prior to the release date;

(3)        the Courtyard by Marriott Borrowers deliver to the Lender on or prior to the release date an amount equal to that which is sufficient to purchase direct obligations of the United States of America that provide for payments (a) on or prior to, but as close as possible to and including, all successive scheduled Monthly Payment Dates after the release date through the Courtyard by Marriott Open Prepayment Date, and (b) in amounts equal to or greater than the Courtyard by Marriott Scheduled Defeasance Payments through and including the Courtyard by Marriott Open Prepayment Date (the “Courtyard by Marriott Defeasance Collateral”), each of which must be duly endorsed by the holder thereof as directed by the Lender or accompanied by a written instrument of transfer in form and substance wholly satisfactory to the Lender in order to create a first priority security interest therein in favor of the Lender in conformity with all applicable state and federal laws governing granting of such security interests;

(4)        in the case of a Courtyard by Marriott Partial Defeasance Event only, the Courtyard by Marriott Borrowers deliver to the Lender on or prior to the release date substitute notes, with one or more substitute notes having an aggregate principal balance equal to the Courtyard by Marriott Partial Defeasance Amount (collectively, the “Courtyard by Marriott Defeased Note”), and one or more substitute notes having a principal balance equal to the excess of (a) the original principal balance of the Courtyard by Marriott Loan Combination, less all prior prepayments of the Courtyard by Marriott Loan Combination, over (b) the sum of the original principal balance of the Courtyard by Marriott Defeased Note plus the original principal balance of any prior Courtyard by Marriott Defeased Note issued (collectively, the “Courtyard by Marriott Undefeased Note”).  Each Courtyard by Marriott Defeased Note and Courtyard by Marriott Undefeased Note must have identical terms as the applicable Courtyard by Marriott Mortgage Note except for the principal balance and the monthly payment amount.  The Courtyard by Marriott Defeased Note and the Courtyard by Marriott Undefeased Note may not be cross defaulted or cross collateralized.  A Courtyard by Marriott Defeased Note may not be the subject of any further defeasance, and all interest thereon and all amounts paid in reduction of the principal balance thereof will be paid exclusively from the Courtyard by Marriott Scheduled Defeasance Payments.  In addition, a Courtyard by Marriott Defeased Note must be repaid in whole, but not in part, on the Courtyard by Marriott Open Prepayment Date;

(5)        the Courtyard by Marriott Borrowers deliver to the Lender on or prior to the release date a pledge and security agreement, in form and substance satisfactory to the Lender in its sole discretion, creating a first priority security interest in favor of the Lender in the Courtyard by Marriott Defeasance Collateral (the “Courtyard by Marriott Defeasance Security Agreement”), which will provide, among other things, that any payments generated by the Courtyard by Marriott Defeasance Collateral will be paid directly to the Lender and applied by the Lender in satisfaction of all amounts then due and payable under (a) the Courtyard by Marriott Mortgage Notes with respect to a Courtyard by Marriott Total Defeasance Event, or (b) the Courtyard by Marriott Defeased Note with respect to a Courtyard by Marriott Partial Defeasance Event, and any excess received by the Lender from the Courtyard by Marriott Defeasance Collateral over the amounts payable by the Courtyard by Marriott Borrowers will be refunded to the Courtyard by Marriott Borrowers promptly after each Monthly Payment Date;

(6)        the Courtyard by Marriott Borrowers deliver to the Lender on or prior to the release date certain opinions of counsel for the Courtyard by Marriott Borrowers;

(7)        at the Lender’s request, the Courtyard by Marriott Borrowers deliver to the Lender on or prior to the release date a Rating Agency Confirmation with respect to such defeasance has been received;

(8)        the Courtyard by Marriott Borrowers deliver a certificate from a firm of independent public accountants acceptable to the Lender that the applicable Courtyard by Marriott Defeasance Collateral is sufficient to provide the payments described in clause (3) above;

(9)        with respect to a Courtyard by Marriott Partial Defeasance Event only, the Courtyard by Marriott Borrowers have satisfied the conditions with respect to each of the individual Courtyard by Marriott Properties being released; and

(10)      prior to, or concurrently with, such Courtyard by Marriott Partial Defeasance Event or Courtyard by Marriott Total Defeasance Event, the Courtyard by Marriott Borrowers have fully repaid Courtyard by Marriott Non-Pooled Trust Pari Passu Companion Loan in accordance with the Courtyard by Marriott Loan Documents.

All Courtyard by Marriott Partial Defeasance Events and any Courtyard by Marriott Total Defeasance Event consummated pursuant to the Courtyard by Marriott Loan Documents will be allocated among all Courtyard by Marriott Mortgage Notes (other than Courtyard by Marriott Non-Pooled Trust Pari Passu Companion Loan), pro rata and pari passu among such notes based on the outstanding principal balance of each such note immediately prior to such defeasance.

“Courtyard by Marriott Defeasance Lockout Expiration Date” means the date that is the earlier of (a) two years from the “startup day” within the meaning of Section 860G(a)(9) of the Code of the Trust REMICs, and (b) three years from the Origination Date.

“Courtyard by Marriott Partial Defeasance Amount” means, with respect to the release of one or more individual Courtyard by Marriott Properties, the sum of the Courtyard by Marriott Release Prices for each of the individual Courtyard by Marriott Properties (and Courtyard by Marriott Additional Release Prices, if applicable), less the amount of such Courtyard by Marriott Release Prices, if any, being prepaid by the Courtyard by Marriott Borrowers in accordance with the Courtyard by Marriott Loan documents.

“Courtyard by Marriott Scheduled Defeasance Payments” means, (a) in the case of a Courtyard by Marriott Total Defeasance Event, scheduled payments of interest on the outstanding principal balance of the Courtyard by Marriott Loan Combination due on each Monthly Payment Date occurring after the defeasance date and up to and including the Courtyard by Marriott Open Prepayment Date, together with the repayment of the outstanding principal balance of the Courtyard by Marriott Loan Combination (excluding portions thereof evidenced by Courtyard by Marriott Defeased Notes from prior Courtyard by Marriott Partial Defeasance Events) as of the Courtyard by Marriott Open Prepayment Date and (b) in the case of a Courtyard by Marriott Partial Defeasance Event, with respect to the principal portion of the

Courtyard by Marriott Loan Combination being defeased, scheduled payments of interest on such principal portion for each Monthly Payment Date occurring after the Defeasance Date and up to and including the Courtyard by Marriott Open Prepayment Date, together with the repayment of such principal portion as of the Courtyard by Marriott Open Prepayment Date.

As used herein, “Rating Agency Confirmation” means, under the terms of the Courtyard by Marriott Loan Documents with respect to any event, a written affirmation from each of the Rating Agencies that the credit rating of the Certificates by such Rating Agency immediately prior to the occurrence of such event will not be qualified, downgraded or withdrawn as a result of the occurrence of such event.

In connection with a total or partial defeasance of the Courtyard by Marriott Loan Combination, the Courtyard by Marriott Borrowers may, or at the option of the Lender, will be required to, establish a successor entity (the “Courtyard by Marriott Successor Borrower”) which is (a) a special purpose entity and (b) approved by the Rating Agencies.  Any Courtyard by Marriott Successor Borrower may be an affiliate of the Courtyard by Marriott Borrowers.  The Courtyard by Marriott Borrowers are required to transfer and assign all rights and obligations under and to the Courtyard by Marriott Mortgage Notes and the Courtyard by Marriott Defeasance Security Agreement (which will be limited to the obligations under the Courtyard by Marriott Defeased Note in connection with any Courtyard by Marriott Partial Defeasance Event), together with the Courtyard by Marriott Defeasance Collateral, to the Courtyard by Marriott Successor Borrower.  The Courtyard by Marriott Successor Borrower is required to assume the obligations under the Courtyard by Marriott Mortgage Note and the Courtyard by Marriott Defeasance Security Agreement (which will be limited to the obligations under the Courtyard by Marriott Defeased Note in connection with any Courtyard by Marriott Partial Defeasance Event), and after such time, the Courtyard by Marriott Borrowers will be relieved of their obligations under such documents.

Releases

After the Courtyard by Marriott Defeasance Lockout Expiration Date (or after the Courtyard by Marriott Prepayment Lockout Expiration Date with respect only to a Courtyard by Marriott Property Release for which the entire Courtyard by Marriott Release Price (plus Courtyard by Marriott Additional Release Price, if any) is prepaid in accordance with the Courtyard by Marriott Loan Documents, and which Courtyard by Marriott Property Release does not involve a Courtyard by Marriott Partial Defeasance Event), and subject to satisfaction of each of the conditions set forth below with respect to any individual Courtyard by Marriott Property, the Lender will, upon request from the Courtyard by Marriott Borrowers, be required to release such individual Courtyard by Marriott Property (each a “Courtyard by Marriott Release Property”) from the lien of the applicable mortgage (each such release, a “Courtyard by Marriott Property Release”):

(a)      the Courtyard by Marriott Borrowers either (i) pay to the Lender the Courtyard by Marriott Release Price for the Courtyard by Marriott Release Property if such prepayment is permitted under the Courtyard by Marriott Loan Documents, to be applied as a prepayment of the Courtyard by Marriott Loan Combination in accordance with the Courtyard by Marriott Loan Documents, (ii) consummate a Courtyard by Marriott Partial Defeasance Event in the amount of the Courtyard by Marriott Release Price in accordance with the Courtyard by Marriott Loan Documents or (iii) apply a portion of the Courtyard by Marriott Release Price as a prepayment of the Courtyard by Marriott Loan Combination and consummate a Courtyard by Marriott Partial Defeasance Event in the amount of the remaining portion of the Courtyard by Marriott Release Price, in accordance with the Courtyard by Marriott Loan Documents;

(b)      after giving effect to such property release (and all prior property releases, if any), the Courtyard by Marriott DSCR as of the release date for all of the individual Courtyard by Marriott Properties then remaining subject to the liens of the mortgages is not less than the greater of (i) 3.48x and (ii) the Courtyard by Marriott DSCR immediately prior to such property release;

(c)      after giving effect to such property release (and all prior property releases, if any), the Courtyard by Marriott Debt Yield as of the release date for all of the individual Courtyard by Marriott

Properties then remaining subject to the liens of the mortgages is not less than the greater of (i) 13.0% and (ii) the Courtyard by Marriott Debt Yield immediately prior to such property release;

(d)      no Courtyard by Marriott Event of Default has occurred and is continuing on the date on which the Courtyard by Marriott Borrowers deliver the property release notice or on the release date;

(e)      the Courtyard by Marriott Release Property is simultaneously transferred pursuant to an all-cash unaffiliated third-party sale on arms-length terms and conditions to a person that is not an affiliate of the Courtyard by Marriott Borrowers or the Courtyard by Marriott Guarantor;

(f)       the Courtyard by Marriott Borrowers, to the extent required under the management agreement, enter into an acknowledgement of such property release with the Courtyard by Marriott Property Manager, in form and substance reasonably satisfactory to the Lender, in order to cause such Courtyard by Marriott Release Property to be removed from the management agreement, and the Courtyard by Marriott Borrowers pay all amounts and satisfy all other conditions under the management agreement to effect such removal;

(g)      if the Courtyard by Marriott Loan Combination is subject to a securitization, (i) after giving effect to such property release (and all prior property releases, if any), the Courtyard by Marriott REMIC Loan to Value Ratio is not to be greater than 125%, (ii) such property release is otherwise permitted under the applicable REMIC requirements, and (iii) the Courtyard by Marriott Borrowers deliver to the Lender a REMIC opinion with respect to such property release; and

(h)      the Courtyard by Marriott Borrowers pay all reasonable third-party costs and expenses incurred by the Lender and/or its servicer in connection with such property release and, in addition, the current reasonable and customary fee being assessed by the Lender and/or its servicer to effect such property release, such fee not to exceed (in the aggregate for the Lender and its servicer) $7,500.

In the event that all conditions to a property release set forth above are satisfied other than the conditions set forth in paragraphs (b), (c) and/or (g) above, the Courtyard by Marriott Borrowers may, on the applicable release date, (i) in the case of the conditions set forth in paragraphs (b), (c) and/or (g) above, to make an additional prepayment of the Courtyard by Marriott Loan Combination to the extent permitted under, and in accordance with, the Courtyard by Marriott Loan Documents, in the minimum amount required in order to satisfy the conditions set forth in paragraphs (b), (c) and/or (g) above, as applicable, or (ii) in the case of the conditions set forth in paragraphs (b) and/or (c) above (but not paragraph (g) above), (A) to increase the amount of the Courtyard by Marriott Partial Defeasance Event in the minimum amount required in order to satisfy the conditions set forth in paragraphs (b) and/or (c) above, as applicable or (B) to effect a combination of clauses (i) and (ii)(A) above (such additional prepayment and/or defeasance of the Courtyard by Marriott Loan Combination, the “Courtyard by Marriott Additional Release Price”).

“Courtyard by Marriott Debt Yield” means, a ratio, as reasonably determined by the Lender as of the last day of any calendar quarter (or such other date on which the Courtyard by Marriott Debt Yield is to be determined), in which (a) the numerator is the underwritten net cash flow as calculated pursuant to the Courtyard by Marriott Loan Agreement for the twelve-month period ending with such determination date, and (b) the denominator is the outstanding principal balance of the Courtyard by Marriott Loan Combination as of such determination date.

“Courtyard by Marriott DSCR” means, a ratio, as reasonably determined by the Lender for the twelve-month period ending as of the last day of any calendar quarter (or such other date on which the Courtyard by Marriott DSCR is to be determined), in which (a) the numerator is the underwritten net cash flow as calculated pursuant to the Courtyard by Marriott Loan Agreement for the twelve-month period ending with such determination date, and (b) the denominator is the actual debt service on the loan during such twelve-month period.

“Courtyard by Marriott Property Manager” means Courtyard Management Corporation, a Delaware corporation.

“Courtyard by Marriott Release Price” means, with respect to each individual Courtyard by Marriott Property, the designated “Release Price” applicable to such individual Courtyard by Marriott Property.

“Courtyard by Marriott REMIC Loan to Value Ratio”  means the ratio, as of any release date, in which the numerator is equal to the outstanding principal balance of the Courtyard by Marriott Loan Combination and the denominator is equal to the value of the individual Courtyard by Marriott Properties then remaining subject to the liens of the mortgages after giving effect to the property release (and all prior property releases, if any), taking into account only the value of the fee simple interest in the land and the improvements (or, with respect to any individual Courtyard by Marriott Property that is subject to a third-party ground lease, the third-party ground lease value of the land and the improvements), and, in either case, excluding any personal property value and any going concern value attributable to such individual Courtyard by Marriott Properties (such value to be determined, in the Lender’s sole discretion, by any commercially reasonable method permitted under the legal requirements applicable to REMIC trusts).

Cash Management

All rents and other revenue from the Courtyard by Marriott Properties are deposited directly into one or more accounts owned and controlled by the Courtyard by Marriott Property Manager.  The Courtyard by Marriott Property Manager uses such funds to pay costs, expenses and other amounts related to the Courtyard by Marriott Properties in accordance with the management agreement (as described in “—Property Management” below).  After payment of such amounts, the Courtyard by Marriott Property Manager is required to deposit all amounts required to be paid to the Courtyard by Marriott Borrowers under the management agreement directly into a lockbox account maintained by the lockbox bank.  The lockbox bank is required to sweep (on a daily basis) all funds on deposit in the lockbox account to a cash management account maintained by Wells Fargo Bank, National Association.  The lockbox account and the cash management account are subject to the sole dominion and control of the Lender.

Provided that no Courtyard by Marriott Event of Default has occurred and is continuing, funds on deposit in the cash management account are required to be applied in the following order of priority:

(i)       to a tax subaccount to pay any monthly tax amount then required for the next calendar month;

(ii)      to an insurance subaccount to pay any monthly insurance amount then required for the next calendar month;

(iii)     to a ground rent subaccount to pay any monthly ground rent amount then required for the next calendar month;

(iv)     to a mortgage debt service subaccount to pay the monthly debt service payment due on the next occurring Monthly Payment Date;

(v)      to a FF&E reserve account to pay a monthly FF&E amount that is the greater of 5% of the gross revenues or the amount required for the next calendar month;

(vi)      to an environmental remediation subaccount to pay for environmental work required under the Courtyard by Marriott Loan Documents;

(vii)     to the Lender, to pay any other amounts then due and payable under the Courtyard by Marriott Loan Documents on or prior to the next Monthly Payment Date;

(viii)    to the Courtyard by Marriott Borrowers, to pay budgeted operating expenses for the then-current calendar month to the extent that such operating expenses are not required to be paid and are not actually paid by the Courtyard by Marriott Property Manager pursuant to the management agreement;

(ix)     to the Courtyard by Marriott Borrowers, to pay any monthly extraordinary operating expenses that have been approved by the Lender;

(x)      after the occurrence and during the continuance a Courtyard by Marriott Trigger Period, to a cash collateral subaccount to be held or disbursed in accordance with the Courtyard by Marriott Loan Documents; and

(xi)     if no Courtyard by Marriott Trigger Period has occurred and is continuing, then:

(A)      if the Courtyard by Marriott Debt Service Coverage Ratio is less than 2.50x, then first, up to 50% of the remaining cash in the cash management account to the Courtyard by Marriott Property Manager for the repayment of any and all credit enhancements, loans and/or fundings provided by the Courtyard by Marriott Property Manager and/or its affiliates to or on behalf of the Courtyard by Marriott Borrowers and/or their affiliates (to the extent that the foregoing are susceptible of repayment) which, until fully repaid, limit the Courtyard by Marriott Borrowers’ performance termination remedies under the management agreement, in each case, in such order as may be directed by the Courtyard by Marriott Borrowers (or as elected by the Lender if the Courtyard by Marriott Borrowers fail to so direct the Lender); and

(B)      the remainder, to the Courtyard by Marriott Borrowers.

“Courtyard by Marriott Low Debt Yield Period” commences if, as of the last day of any calendar quarter, the Courtyard by Marriott Debt Yield is less than 9.50%, and ends if and when the Courtyard by Marriott Debt Yield is at least 9.75% for two consecutive calendar quarters, in each case, as reasonably determined by the Lender.

“Courtyard by Marriott Trigger Period” commences upon (i) the occurrence of a Courtyard by Marriott Event of Default or (ii) the commencement of a Courtyard by Marriott Low Debt Yield Period; and ends if (A) with respect to a Courtyard by Marriott Trigger Period commencing pursuant to clause (i), the Courtyard by Marriott Event of Default commencing the Courtyard by Marriott Trigger Period has been cured and such cure has been accepted by the Lender (and no other Courtyard by Marriott Event of Default is then continuing and no Courtyard by Marriott Low Debt Yield Period then exists), or (B) with respect to a Courtyard by Marriott Trigger Period commencing due to clause (ii), the Courtyard by Marriott Low Debt Yield Period has ended pursuant to the terms hereof (and no Courtyard by Marriott Event of Default is then continuing).

Reserves

On the Origination Date, the Courtyard by Marriott Borrowers established the following reserves:

(i)       a tax subaccount, with no initial deposit and monthly deposits equal to 1/12th of the property taxes that the Lender estimates will be payable during the next ensuing 12 months (initially, $985,000 per month);

(ii)      an insurance subaccount, with no initial deposit and monthly deposits equal to 1/12th of the insurance premiums that the Lender estimates will be payable for the renewal of the required insurance coverages; provided, however, that monthly deposits will be suspended so long as the Courtyard by Marriott Properties are covered by the Courtyard by Marriott Property Manager’s blanket insurance program;

(iii)     a required repairs subaccount, with an initial deposit of $409,063, to pay for costs of the required repairs estimated to cost $371,875;

(iv)     a ground rent subaccount, with no initial deposit and monthly deposits equal to the third party monthly ground rent; provided, however, that monthly deposits will be suspended so long as the Courtyard by Marriott Property Manager continues to pay the third party monthly ground rent as required under the management agreement;

(v)      an FF&E reserve account, with no initial deposit and monthly deposits equal to the greater of (A) 5% of the prior month’s gross revenues of the Courtyard by Marriott Properties, and (B) the amount required by the manager or any franchisor; provided, however, that monthly deposits will be suspended to the extent that the Courtyard by Marriott Property Manager continues to make such deposits into the FF&E reserve maintained pursuant to the management agreement.  The Lender was granted a first priority security interest in the FF&E reserve maintained by the Courtyard by Marriott Property Manager;

(vi)     an environmental remediation subaccount, with an initial deposit of $504,100, to pay for certain environmental work at the Courtyard Lincroft Red Bank and Courtyard Norwalk properties (provided, however, that (A) based on EMG’s environmental assessment report dated as of March 30, 2015 for the Courtyard Lincroft Red Bank property, the monitoring wells were removed and no further action or investigation is recommended with respect to the former onsite monitoring wells and (B) based on EMG’s Phase II environmental assessment report for the Courtyard Norwalk property dated as of April 7, 2015, and the results of the ground-penetrating radar survey and the completed soil sampling, no further investigative action is recommended with respect to the former gasoline service station at such property; given the resolution of these two items, the $504,100 held in the environmental remediation subaccount has been released to the Courtyard by Marriott Borrowers);

(vii)     a casualty and condemnation subaccount, into which all insurance proceeds and condemnation awards are paid; and

(viii)    a cash collateral subaccount, into which all excess cash flow is deposited during the continuance of a Courtyard by Marriott Trigger Period, which funds are held by the Lender as additional security for the Courtyard by Marriott Loan Combination until the Courtyard by Marriott Trigger Period no longer exists, at which time, such funds are deposited into the cash management account and disbursed as described above.

The Lender will be obligated to use the reserve accounts (i) to pay for related expenses or (ii) to disburse funds to the Courtyard by Marriott Borrowers to pay for such expenses, subject to certain documentation requirements.

Transfers and Assumptions

Except as provided herein and as further outlined in the related Courtyard by Marriott Loan Documents, no Courtyard by Marriott Borrower nor its general partner may sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer the Courtyard by Marriott Properties or any part thereof, or any interest, direct or indirect, in any Courtyard by Marriott Borrower or its general partner, whether voluntarily or involuntarily.

The Courtyard by Marriott Borrowers may convey all of the Courtyard by Marriott Properties (then not released or defeased) to a new borrower (the “Courtyard by Marriott Transferee Borrower”) and have the Courtyard by Marriott Transferee Borrower assume all of the Courtyard by Marriott Borrowers’ obligations under the Courtyard by Marriott Loan Documents, and have replacement guarantors and indemnitors replace the guarantors and indemnitors with respect to all of the obligations of the indemnitors and guarantors of the Courtyard by Marriott Loan Documents from and after the date of such transfer (collectively, a “Courtyard by Marriott Transfer and Assumption”), subject to the terms and full satisfaction of certain conditions precedent, including:

(i)       the Courtyard by Marriott Borrowers provide the Lender with not less than 60 days prior written notice, which notice contains sufficient detail to enable the Lender to determine that the

Courtyard by Marriott Transferee Borrower complies with the requirements set forth in the Courtyard by Marriott Loan Documents;

(ii)      no Courtyard by Marriott Event of Default has occurred and is continuing;

(iii)     the Courtyard by Marriott Transferee Borrower is a special purpose bankruptcy remote entity in accordance with the Courtyard by Marriott Loan Documents;

(iv)     the Courtyard by Marriott Transferee Borrower is controlled by a person who (x) is a Qualified Transferee and (y) whose identity, experience, financial condition and creditworthiness, including net worth and liquidity, is reasonably acceptable to the Lender;

(v)      the Courtyard by Marriott Properties are managed by Marriott International, Inc., another Unaffiliated Qualified Manager or by a property manager reasonably acceptable to the Lender;

(vi)     the Courtyard by Marriott Transferee Borrower executes and delivers to the Lender an assumption agreement in form and substance reasonably acceptable to the Lender;

(vii)     each replacement guarantor and indemnitor is an Approved Replacement Guarantor;

(viii)    each Approved Replacement Guarantor delivers to the Lender a new guaranty of recourse obligations (in the same form as the guaranty delivered to the Lender by the Courtyard by Marriott Guarantor, except that the definitions of “Net Worth” and “Liquid Assets” set forth in such guaranty will be replaced with the definitions of “Net Worth” and “Liquid Assets” set forth in the Courtyard by Marriott Loan Agreement, but with the same amounts), and an environmental indemnity agreement (in the same form as the environmental indemnity agreement delivered to the Lender by the Courtyard by Marriott Guarantor), pursuant to which, in each case, the Approved Replacement Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations and environmental indemnity agreement from and after the date of such Courtyard by Marriott Transfer and Assumption (whereupon the previous guarantor will be released from any further liability under such guaranty for acts that arise from and after the date of such Courtyard by Marriott Transfer and Assumption and such Approved Replacement Guarantor(s) will be the “Guarantor” for all purposes set forth in the Courtyard by Marriott Loan Documents);

(ix)     the Courtyard by Marriott Transferee Borrower submits to the Lender true, correct and complete copies of all documents reasonably requested by the Lender concerning the organization and existence of the Courtyard by Marriott Transferee Borrower and each Approved Replacement Guarantor;

(x)      satisfactory Patriot Act, OFAC and similar searches are received by the Lender with respect to (A) each Approved Replacement Guarantor, (B) the Courtyard by Marriott Transferee Borrower, (C) any person that controls the Courtyard by Marriott Transferee Borrower or owns an equity interest in the Courtyard by Marriott Borrowers which equals or exceeds 10% and (D) any other person reasonably required by the Lender in order for the Lender to fulfill its then-current Patriot Act compliance guidelines;

(xi)     the Lender receives a Rating Agency Confirmation from each of the applicable Rating Agencies (if required pursuant to a pooling and servicing agreement entered into in connection with the securitization of the Courtyard by Marriott Loan Combination);

(xii)    counsel to the Courtyard by Marriott Transferee Borrower and each Approved Replacement Guarantor(s) delivers to the Lender opinions in form and substance reasonably satisfactory to the Lender as to such matters as the Lender requires, which may include opinions as to substantially the same matters and were required in connection with the origination of the Courtyard by Marriott Loan Combination (including a new substantive non-consolidation opinion);

(xiii)   the Courtyard by Marriott Borrowers cause to be delivered to the Lender an endorsement (relating to the change in the identity of the vestee and execution and delivery of the Courtyard by Marriott Transfer and Assumption documents) to the Lender’s title insurance policies in form and substance acceptable to the Lender, in the Lender’s reasonable discretion;

(xiv)    the Courtyard by Marriott Transferee Borrower and/or the Courtyard by Marriott Borrowers, as the case may be, delivers to the Lender, upon such conveyance, a transfer fee equal to 0.25% of the outstanding principal balance of the Courtyard by Marriott Loan Combination;

(xv)    immediately prior to such Transfer and Assumption, the Courtyard by Marriott Debt Yield is no less than either (A) 12.8% if such Courtyard by Marriott Transfer and Assumption occurs prior to the second anniversary of the Origination Date, or (B) 13.5% if such Courtyard by Marriott Transfer and Assumption occurs on or after the second anniversary of the Origination Date;

(xvi)    in the event that any franchisor requires the Courtyard by Marriott Transferee Borrower to comply with a property improvement plan and/or  increase reserves for FF&E, the Courtyard by Marriott Transferee Borrower has reserved with the Lender the amount then required to be reserved, and has agreed to continue to reserve with the Lender (in each case, to the extent not adequately covered by other reserve funds deposited with the Lender or to be deposited with the Lender) immediately available funds sufficient to satisfy all of the Courtyard by Marriott Transferee Borrower’s future property improvement plan and FF&E reserve deposit obligations prior to the dates on which such future reserve obligations are required to be satisfied pursuant to the franchise agreement;

(xvii)   the Courtyard by Marriott Borrowers pay all of the Lender’s reasonable out-of-pocket costs and expenses in connection with the Courtyard by Marriott Transfer and Assumption; and

(xviii)  the Courtyard by Marriott Borrowers have otherwise received the Lender’s written consent to such Courtyard by Marriott Transfer and Assumption (which consent will not be unreasonably withheld so long as all of the other conditions set forth in this section are satisfied).

In addition to the above-described loan assumption and certain other permitted transfers, the Courtyard by Marriott Loan Documents permit a transfer (but not a pledge or encumbrance except for a pledge or encumbrance of the direct or indirect interest in Clarion Partners, LLC) of a direct or indirect interest in the Courtyard by Marriott Borrowers (other than a transfer of their general partners’ interest therein), for so long as, among other things:

(i)       such transfer will not (x) cause the transferee (other than the Courtyard by Marriott Guarantor), together with its affiliates, to increase its direct or indirect interest in any Courtyard by Marriott Borrower to an amount which equals or exceeds 49% or (y) result in a change in control of any Courtyard by Marriott Borrower or its general partner;

(ii)      with respect to any transfer of the direct or indirect interest in Clarion Partners, LLC, (x) after giving effect to such transfer, Clarion Partners, LLC will continue to satisfy the criteria of a Permitted Owner, and (y) if such transfer would cause the transferee, together with its affiliates, to increase its direct or indirect interest in Clarion Partners, LLC from an amount that is less than 10% to an amount which equals or exceeds 10%, such transferee is a Qualified Transferee;

(iii)     no Courtyard by Marriott Event of Default then exists; provided, however, that this condition will not apply to transfers of the direct or indirect interest in Clarion Partners, LLC that otherwise satisfy the conditions of this paragraph;

(iv)     if such transfer would cause the transferee, together with its affiliates, to increase its direct or indirect interest in any Courtyard by Marriott Borrower from an amount that is less than 10% to an amount which equals or exceeds 10%, such transferee will be a Qualified Transferee;

(v)      after giving effect to such transfer, (A) Clarion Partners, LLC will continue to control the day to day management and operations of the Courtyard by Marriott Guarantor, (B) Clarion Partners, LLC and/or the Courtyard by Marriott Guarantor will continue to control the day to day management and operations of each Courtyard by Marriott Borrower and its general partner, and (C) the Courtyard by Marriott Guarantor will continue to own at least 51% of all equity interests (direct or indirect) of each Courtyard by Marriott Borrowers and its general partner; and

(vi)     the management of the Courtyard by Marriott Properties will remain unchanged or the Courtyard by Marriott Properties are managed by a Qualified Manager.

So long as no Courtyard by Marriott Event of Default then exists, the Courtyard by Marriott Loan Documents permit any other transfer (but not a pledge or encumbrance) of a direct or indirect interest in the Courtyard by Marriott Borrowers (other than a transfer of their general partners’ interest therein) so long as, among other things:

(i)      such transferee is (A) comprised of one or more Permitted Owners, or (B) wholly-owned (directly or indirectly) and controlled by one or more Permitted Owners;

(ii)      the Lender receives a Rating Agency Confirmation from each applicable Rating Agency with respect to such transfer;

(iii)     immediately prior to such transfer, the Courtyard by Marriott Debt Yield is no less than either (A) 12.8% if such transfer occurs prior to the second anniversary of the Origination Date, or (B) 13.5% if such transfer occurs on or after the second anniversary of the Origination Date; provided, however, that this condition will not apply to transfers of the direct or indirect interest in Clarion Partners, LLC that otherwise satisfy the conditions of this paragraph;

(iv)     if such transfer would cause the transferee, together with its affiliates, to increase its direct or indirect interest in any Courtyard by Marriott Borrower (A) from an amount that is less than 10% to an amount which equals or exceeds 10%, such transferee is a Qualified Transferee;

(v)      if such transfer causes the transferee (other than the Courtyard by Marriott Guarantor), together with its affiliates, to increase its direct or indirect interest in any Courtyard by Marriott Borrower to an amount which equals or exceeds 49%, the Courtyard by Marriott Borrowers deliver to the Lender a substantive non consolidation opinion in form and substance satisfactory to the Lender and the applicable Rating Agencies;

(vi)     if such transfer (together with all prior transfers) results in a transfer of more than 49% of the direct or indirect interests in any Courtyard by Marriott Borrower, the Courtyard by Marriott Borrowers pay to the Lender a transfer fee equal to 0.25% of the outstanding principal balance of the Courtyard by Marriott Loan Combination as of the date of such transfer;

(vii)    if such transfer does not result in a transfer fee being due under the preceding clause, but such transfer results in a change in control of Clarion Partners, LLC, any Courtyard by Marriott Borrower or its general partner, then the Courtyard by Marriott Borrowers pay to the Lender a transfer fee equal to $100,000;

(viii)    if such transfer (A) (together with all prior transfers) results in a transfer of more than 49% of the direct or indirect interests in any Courtyard by Marriott Borrower and/or (B) results in Clarion Partners, LLC no longer controlling the Courtyard by Marriott Borrowers, one or more Approved Replacement Guarantors deliver to the Lender a new guaranty of recourse obligations (in the same form as the guaranty delivered to the Lender by the Courtyard by Marriott Guarantor, except that the definitions of “Net Worth” and “Liquid Assets” set forth in such guaranty will be replaced with the definitions of “Net Worth” and “Liquid Assets” set forth in Courtyard by Marriott Loan Agreement, but with the same amounts), and an environmental indemnity agreement (in the same form as the environmental indemnity agreement delivered to the Lender by the Courtyard by Marriott Guarantor), pursuant to which, in each case, the Approved Replacement Guarantor(s)

 agree(s) to be liable under each such guaranty of recourse obligations and environmental indemnity agreement from and after the date of such transfer (whereupon the previous guarantor will be released from any further liability under such guaranty for acts that arise from and after the date of such transfer and such Approved Replacement Guarantor(s) will be the “Guarantor” for all purposes set forth in the Courtyard by Marriott Loan Documents);

(ix)     after giving effect to such transfer, at least one Permitted Owner and the Courtyard by Marriott Guarantor (which may be replaced by an Approved Replacement Guarantor) controls the day to day management and operations of the Courtyard by Marriott Borrowers and their general partners;

(x)      the management of the Courtyard by Marriott Properties remain unchanged or the Courtyard by Marriott Properties are managed by a Qualified Manager; and

(xi)     in the event that any franchisor requires the Courtyard by Marriott Borrowers to comply with a property improvement plan and/or  increase reserves for FF&E, the Courtyard by Marriott Borrowers reserve with the Lender the amount then required to be reserved, and agree to continue to reserve with the Lender (in each case, to the extent not adequately covered by other reserve funds deposited with the Lender or to be deposited with the Lender) immediately available funds sufficient to satisfy all of the Courtyard by Marriott Borrowers’ future property improvement plan and FF&E reserve deposit obligations prior to the dates on which such future reserve obligations are required to be satisfied pursuant to the franchise agreement.

“Approved Replacement Guarantor” means a person (i) that is a Qualified Transferee, (ii) that is subject to service in the United States or Canada, (iii) has assets in the United States or Canada no less than the net worth and liquid assets required under clause (iv) below, (iv) that has a net worth of net less than $250,000,000 and liquid assets of not less than $10,000,000, (v) whose identity, experience, financial condition and creditworthiness is acceptable to the Lender in the Lender’s sole discretion (provided, however, that the Lender’s approval will be granted or denied in the Lender’s reasonable discretion so long as such Qualified Transferee also satisfies the criteria for a “Permitted Transferee”), and for which the Lender has received a Rating Agency Confirmation from each applicable Rating Agency and (vi) that controls the Courtyard by Marriott Borrowers (or the Courtyard by Marriott Transferee Borrower, as applicable) and owns a direct or indirect interest in the Courtyard by Marriott Borrowers (or the Courtyard by Marriott Transferee Borrower, as applicable).  If two or more Approved Replacement Guarantors are delivering replacement guaranties and replacement environmental indemnities to the Lender, then (1) only one such Approved Replacement Guarantor must control the Courtyard by Marriott Borrowers (or the Courtyard by Marriott Transferee Borrower, as applicable), directly or indirectly (provided that each such Approved Replacement Guarantor must own a direct or indirect interest in the Courtyard by Marriott Borrowers (or the Courtyard by Marriott Transferee Borrower, as applicable)) and (2) the obligations of all Approved Replacement Guarantors will be joint and several.

“Permitted Owner” means any of the following: (i) Clarion Partners, LLC, so long as, at the time of the applicable transfer, either (A) there has occurred no material adverse change to the financial condition or creditworthiness of such entity (including net worth and liquidity) from the financial condition and creditworthiness of such entity as of the Origination Date, or (B) such entity is a Permitted Transferee, (ii) a Permitted Transferee or (iii) any other person approved by the Lender in its sole and absolute discretion.

“Permitted Transferee” means any of the following, in each case, exclusive of the Courtyard by Marriott Properties and immediately prior to the applicable transfer: (i) a pension fund or plan with at least $1,500,000,000 in real estate assets, at least $500,000,000 of which are hospitality assets; (ii) a pension fund plan advisor who controls at least $1,500,000,000 in real estate assets, at least $500,000,000 of which are hospitality assets, and is acting on behalf of a party that satisfies clause (i) above; (iii) a U.S. insurance company with a net worth of at least $750,000,000 that owns and controls at least $1,500,000,000 in real estate assets, at least $500,000,000 of which are hospitality assets; (iv) a U.S. banking corporation, with combined capital and surplus of at least $750,000,000 that owns and controls at least $1,500,000,000 in real estate assets, at least 500,000,000 of which are hospitality assets and (v)

any entity with a long term unsecured debt rating of at least BBB+ by S&P and (if covered by Moody’s) at least Baa1 by Moody’s (and not on negative watch by either Rating Agency) with combined capital and surplus of at least $750,000,000 that owns and controls at least $1,500,000,000 in real estate assets, at least $500,000,000 of which are hospitality assets.

“Qualified Manager” means (i) the property manager as of the Origination Date, (ii) an Unaffiliated Qualified Hotel Manager approved by the Lender in its reasonable discretion and acceptable to the Rating Agencies or (iii) any other successor property manager approved by the Lender in its sole and absolute discretion and acceptable to the Rating Agencies.

“Qualified Transferee” means a transferee for whom, prior to the transfer, the Lender receives: (x) evidence that such proposed transferee (1) and the principals of such proposed transferee have never been indicted or convicted of, or plead guilty or no contest to a felony, (2) and the principals of such proposed transferee have never been indicted or convicted of, or plead guilty or no contest to a Patriot Act offense and is not on any government list of terrorists or organized crime participants, (3) has never been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding and (4) has no outstanding judgments against such proposed transferee that would be material in light of such proposed transferee’s net worth immediately prior to such transfer, and (y) if the proposed transferee will obtain control of or obtain a direct or indirect interest of 10% or more in any Courtyard by Marriott Borrower as a result of such proposed transfer, a credit check against such proposed transferee that is reasonably acceptable to the Lender; provided, however, that such credit checks are not intended to increase the asset or net worth thresholds set forth in the definition of “Permitted Transferee.”

“Unaffiliated Qualified Hotel Manager” means an independent hotel manager that (A) is a reputable, nationally or regionally recognized management company having at least 10 years’ experience in the hotel management of similar type properties as the Courtyard by Marriott Properties in similar markets, (B) at the time of its engagement, is a hotel manager for no less than 35 hotels having no less than 6,000 keys, with no less than 10 such hotels being Courtyard By Marriott hotels (or comparable Marriott-branded hotel), (C) is not and has not been the subject of a bankruptcy or similar insolvency proceeding, and (D) is approved pursuant to the terms of any franchise agreement covering the individual Courtyard by Marriott Properties to be managed by such hotel manager.

Additional Debt

The Courtyard by Marriott Borrowers have covenanted that, until the Courtyard by Marriott Loan Combination has been repaid in full, the Courtyard by Marriott Borrowers will not incur any other indebtedness other than: (a) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Courtyard by Marriott Properties and (b) equipment financing that is (i) entered into in the ordinary course of the Courtyard by Marriott Borrower’s business, (ii) for equipment related to the ownership and operation of the Courtyard by Marriott Properties whose removal would not materially damage or impair the value of the Courtyard by Marriott Properties and (iii) which is secured only by the financed equipment; provided, however, that such unsecured trade payables and equipment financing (A) are not evidenced by a note, (B) do not exceed, at any time, a maximum aggregate amount of 4% of the outstanding principal balance of the Courtyard by Marriott Loan Combination and (C) are paid within 90 days of the date incurred (or, with respect to equipment financing, each installment thereof to be paid within 60 days of the date due).

Insurance

The Courtyard by Marriott Borrowers are required to maintain:

(i)       comprehensive all risk insurance (including wind/named storm) with respect to the Courtyard by Marriott Properties: (a) in an amount equal to 100% of the full replacement cost of the improvements and the personal property related to the Courtyard by Marriott Properties; (b) containing an agreed amount endorsement with respect to the improvements and personal property related to the Courtyard by Marriott Properties waiving all co-insurance provisions or to be written on a no co-insurance form; (c) providing for no deductible in excess of $250,000 (except for deductibles for windstorm, earthquake and flood coverage, which deductibles may be up to 5% of the total insurable value of the Courtyard by Marriott Properties set forth in the policy) and (d) if any of the improvements or the use of any individual Courtyard by Marriott Property will at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in an amount equal to the full replacement cost, coverage for demolition costs and coverage for increased costs of construction;

(ii)      flood insurance if any individual Courtyard by Marriott Property is currently or at any time in the future becomes located within a federally designated “special flood hazard area”;

(iii)     in the event any individual Courtyard by Marriott Property is located in an area with a high degree of seismic activity and the probable maximum loss greater than 20%, earthquake insurance in amounts and in form and substance mutually agreeable to the Lender and the Courtyard by Marriott Borrowers, but not less than an amount equal to the annual aggregate loss estimate for a 500-year event for all high risk locations covered by such earthquake limit, as indicated by a seismic risk analysis, which must include consideration of business interruption and loss amplification using the most current RMS software, or its equivalent;

(iv)     business income or rental loss insurance in an amount equal to 100% of the projected gross revenues from the operation of each individual Courtyard by Marriott Property for a period of at least 18 months after the date of the casualty, and containing an extended period of indemnity endorsement which provides that after the physical loss to the improvements and personal property has been repaired, the continued loss of income will be required to be insured until such income either returns to the same level it was at prior to the loss, or the expiration of 6 months from the date that the applicable individual Courtyard by Marriott Property is repaired or replaced and operations are resumed, whichever occurs first, and notwithstanding that the policy may expire prior to the end of such period;

(v)      during the period of any structural construction, renovation or alteration of any individual Courtyard by Marriott Property, owner’s contingent or protective liability insurance, covering claims not covered by a commercial general liability insurance policy or builder’s risk insurance;

(vi)     boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation;

(vii)    commercial general liability insurance on the “occurrence” form with a combined limit of not less than $2,000,000 excluding umbrella coverage in the aggregate and $1,000,000 minimum limit per occurrence;

(viii)    motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits which are required from time to time by the Lender;

(ix)     worker’s compensation and employer’s liability insurance, if applicable;

(x)      umbrella and excess liability insurance in an amount not less than $100,000,000 per occurrence;

(xi)     insurance covering perils and acts of terrorism;

(xii)    insurance against employee dishonesty, with respect to any employees of the Courtyard by Marriott Borrowers, in an amount not less than one (1) month of gross revenues from the Courtyard by Marriott Properties and with a deductible not greater than $50,000.00; and

(xiii)   upon 60 days’ notice, such other reasonable insurance and in such reasonable amounts as the Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Courtyard by Marriott Properties located in or around the regions in which the Courtyard by Marriott Properties are located.

The insurance policies referred to above must be issued by companies licensed to do business in the states where the Courtyard by Marriott Properties are located, with a financial strength and claims paying ability rating of (x) “A” or better by S&P, (y) if Moody’s rates the insurance company and is rating the Securities, “A2” or better by Moody’s (provided, however for multi-layered policies, (A) if four or less insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P and, if Moody’s rates the insurance company and is rating the Securities, “A2” or better by Moody’s, with no carrier below “BBB” and if Moody’s rates the insurance company and is rating the Securities, “Baa2” or better by Moody’s, or (B) if five (5) or more insurance companies issue the policies, then at least 60% of the insurance coverage represented by the policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P and, if Moody’s rates the insurance company and is rating the Securities, “A2” or better by Moody’s, with no carrier below “BBB” and, if Moody’s rates the insurance company and is rating the Securities, “Baa2” or better by Moody’s), and (z) a rating of A:X or better in the current Best’s Insurance Reports); provided, however, that, for so long as the property damage Policy is provided under the Courtyard by Marriott Property Manager’s program, Landmark American Insurance Company will be an acceptable insurance company provided Landmark American Insurance Company (a) provides coverage in a layer excess of the primary $300,000,000 and (b) maintains a rating of “A:XIV” or better in the current Best’s Insurance Reports and a rating of “A3” or better by Moody’s.

As of the Closing Date, insurance for the Courtyard by Marriott Properties are covered under the Courtyard by Marriott Property Manager’s insurance program pursuant to the terms of the management agreement.  If the Lender determines that such insurance is not in compliance with any of the insurance requirements set forth in the Courtyard by Marriott Loan Documents, or that the Courtyard by Marriott Property Manager is not maintaining insurance for the Courtyard by Marriott Properties in accordance with the management agreement, then the Lender may require the Courtyard by Marriott Borrowers to procure additional and/or replacement insurance coverage for the Courtyard by Marriott Properties.

Condemnation and Casualty

Following the damage to any individual Courtyard by Marriott Property, in whole or part, by fire or other casualty or a temporary or permanent taking by any governmental authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Courtyard by Marriott Properties, or any interest in the Courtyard by Marriott Properties or right accruing to the Courtyard by Marriott Properties, if the net insurance proceeds or net condemnation award, as applicable, and the costs of completing the repair and restoration of the Courtyard by Marriott Properties are each less than an amount equal to $1,000,000, and among other conditions, the conditions listed in clauses (i) – (xi) below are satisfied, then, provided the Courtyard by Marriott Borrowers deliver to the Lender a written undertaking to expeditiously commence and satisfactorily complete the restoration, the Lender will be required to disburse to the Courtyard by Marriott Borrowers such insurance proceeds or condemnation award to be applied to the costs of restoration of the individual Courtyard by Marriott Property.

If the net insurance proceeds or net condemnation award, as applicable, or the costs of completing the restoration of the individual Courtyard by Marriott Property is equal to or exceeds an amount equal to $1,000,000, then the Lender will be required to make the net insurance proceeds or the net condemnation award available to the Courtyard by Marriott Borrowers for the restoration of the individual Courtyard by Marriott Property for so long as, among other conditions:

(i)       no Courtyard by Marriott Event of Default has occurred and is continuing;

(ii)      either (a) in the case of a casualty, less than 75% of the total floor area of the improvements on the individual Courtyard by Marriott Property have been damaged, destroyed or rendered unusable as a result of such casualty or (b) in the case of a condemnation, less than 10% of the land constituting the individual Courtyard by Marriott Property is taken and such land is located along the perimeter or periphery of the individual Courtyard by Marriott Property and no portion of the improvements consisting of the applicable main hotel building (as opposed to out-buildings, car ports, swimming pools, or other similar improvements) is located on such land;

(iii)     the management agreement and, if applicable, any franchise agreement for such individual Courtyard by Marriott Property remains in full force and effect during and after the completion of the restoration;

(iv)     the Courtyard by Marriott Borrower commences the restoration as soon as reasonably practicable (but in no event later than 60 days after the net proceeds from such casualty or condemnation are made available to the Courtyard by Marriott Borrower) and diligently pursues restoration to satisfactory completion;

(v)      the Lender is satisfied that any operating deficits, including all scheduled payments of principal and interest under the note, incurred in connection with such casualty or condemnation will be covered out of the net insurance or condemnation proceeds, business income insurance required under the Courtyard by Marriott Loan Documents, if applicable, or by other funds of the Courtyard by Marriott Borrower;

(vi)     the Lender is satisfied that the restoration will be completed on or before the earliest to occur of (a) 4 months prior to the Courtyard by Marriott Maturity Date, (b) such time as may be required under applicable law, ordinance, rule or regulation, or (c) 4 months prior to the expiration of the business income insurance coverage referred to above;

(vii)    such casualty or condemnation, as applicable, does not result in the loss of access to the individual Courtyard by Marriott Property or the related improvements;

(viii)   the Courtyard by Marriott Debt Service Coverage Ratio, after giving effect to the restoration, will be equal to or exceed 2.00x;

(ix)    the Courtyard by Marriott Restoration Debt Yield, calculated both immediately prior to such casualty or condemnation, and after giving effect to the restoration, will each be equal to or greater than 9.0%;

(x)     the Courtyard by Marriott Borrowers will be required to deliver, or caused to be delivered, to the Lender a detailed budget approved in writing by the Courtyard by Marriott Borrowers’ architect or engineer stating the entire cost of completing the restoration, which budget will be subject to the Lender’s approval; and

(xi)    the net proceeds together with any cash or cash equivalent deposited by the Courtyard by Marriott Borrowers with the Lender are sufficient in the Lender’s reasonable discretion to cover the cost of the restoration.

Notwithstanding the foregoing paragraph, for so long as (i) any of the individual Courtyard by Marriott Properties continue to be subject to the management agreement, (ii) no Courtyard by Marriott Event of Default has occurred and is continuing and (iii) the Courtyard by Marriott Borrowers have not made an election under the management agreement not to complete the restoration, the Lender will be required to make the net insurance proceeds and condemnation awards available for restoration regardless of whether the conditions in the preceding paragraph are satisfied.  However, the Courtyard by Marriott Borrowers must obtain the prior written consent of the Lender before making an election under the management agreement not to complete restoration.

Notwithstanding anything to the contrary set forth in the Courtyard by Marriott Loan documents, if immediately following a release or extinguishment of any portion of the lien of any mortgage following a casualty or condemnation (but taking into account any proposed restoration of the remaining Courtyard by Marriott Properties), the ratio of the unpaid principal balance of the Courtyard by Marriott Loan Combination to the value of the remaining Courtyard by Marriott Properties is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC trust, which will exclude the value of personal property or going concern value, if any), the outstanding principal balance of the Courtyard by Marriott Loan Combination must be paid down (without Courtyard by Marriott Prepayment Fee so long as no Courtyard by Marriott Event of Default has occurred and is continuing) by an amount equal to the lesser of either: (i) the net condemnation award or the net insurance proceeds, as the case may be, or (ii) a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, replaced, supplemented or modified from time to time, unless the Lender receives an opinion of counsel that if such amount is not paid, the applicable securitization will not fail to maintain its status as a REMIC trust as a result of the related release of such portion of the lien of such mortgage.  If and to the extent the preceding sentence applies, only such amount of the net award or net insurance proceeds (as applicable), if any, in excess of the amount required to pay down the principal balance of the Courtyard by Marriott Loan Combination may be released for purposes of restoration or released to the Courtyard by Marriott Borrowers as otherwise expressly provided in the Courtyard by Marriott Loan Documents.

“Courtyard by Marriott Restoration Debt Yield” means, as of any date of determination, the underwritten net cash flow attributable to the affected individual Courtyard by Marriott Property divided by the Courtyard by Marriott Allocated Loan Amount for such individual Courtyard by Marriott Property, calculated immediately before the applicable casualty or condemnation, and after giving effect to the proposed restoration.  The underwritten net cash flow for such individual Courtyard by Marriott Property immediately before the applicable casualty or condemnation will be calculated in accordance with the definition of underwritten net cash flow in the Courtyard by Marriott Mortgaged Loan agreement, and the underwritten net cash flow for such individual Courtyard by Marriott Property after giving effect to the proposed restoration will be calculated on a pro forma basis (including rental loss insurance proceeds to be received with respect to the applicable casualty or condemnation), taking into consideration the historical operations of such individual Courtyard by Marriott Property, as may be reasonably adjusted by the Lender to account for any differences in such individual Courtyard by Marriott Property, or the improvements thereon, between that which existed immediately prior to such casualty or condemnation and that which will exist immediately following the completion of the proposed restoration.

Property Management

The Courtyard by Marriott Properties are managed by Courtyard Management Corporation (the “Courtyard by Marriott Property Manager”) pursuant to the Amended and Restated Management Agreement between CBM Two Hotels LP, as owner, and the Courtyard by Marriott Property Manager, as manager.  The Courtyard by Marriott Property Manager’s rights in and to the Courtyard by Marriott Properties pursuant to the management agreement have been subordinated to the liens of the mortgages on the Courtyard by Marriott Properties securing the Courtyard by Marriott Loan Combination, except that (a) the Courtyard by Marriott Property Manager is entitled to retain its fees as well as expenses incurred in operating the related mortgaged properties from gross profits before debt service and before remitting to the borrower any amounts due to the borrower under the management agreement; and (b) if there is a foreclosure or deed-in-lieu of foreclosure, the management agreement will not be terminated and the Courtyard by Marriott Property Manager will not be disturbed in its right to manage and operate the Courtyard by Marriott Properties.

The management agreement has an initial term ending on December 31, 2025, with two successive ten-year renewal options (except that the term as to any Courtyard by Marriott Property encumbered by a third-party ground lease will not extend beyond the expiration or earlier involuntary termination of such ground lease unless the Courtyard by Marriott Borrowers acquire the fee interest in the underlying land).

The Courtyard by Marriott Property Manager is paid a base management fee under the management agreement equal to 6.0% of gross revenues and an incentive fee equal to the sum of (i) the Tier One Incentive Management Fee (as defined below) and (ii) the Tier Two Incentive Management Fee (as defined below).

“Operating Profit” means the excess of gross revenues over permitted deductions.

“Tier One Incentive Management Fee” means 15% of the amount, if any, by which Operating Profit exceeds the Tier One Owner’s Priority.

“Tier One Owner’s Investment” means the sum total, as of any given point in time, of: (i) the Tier One Initial Owner’s Investment; (ii) certain borrower funded capital expenditures expended after the date of the management agreement (the “Amendment Date”); provided that such costs are not reimbursed out of funds held in the FF&E reserve; (iii) certain amounts expended by the borrower after the Amendment Date under applicable covenants, conditions and restrictions affecting the Courtyard by Marriott Properties, which have not been treated as permitted deductions under the management agreement; and (iv) any sums expended by the borrower after the Amendment Date for operation of the Courtyard by Marriott Properties which are not treated as permitted deductions under the management agreement and are not otherwise included in Tier One Owner’s Investment by virtue of (i) to (iii) above, provided that in no event will any amount of debt incurred by the Courtyard by Marriott Borrower (including transaction costs) after the Amendment Date be included as a part of Tier One Owner’s Investment.  Upon the sale, assignment, transfer or other disposition of the Courtyard by Marriott Borrower’s interest in any individual Courtyard by Marriott Property, or the conversion of an individual Courtyard by Marriott Property from a managed hotel to a franchised hotel in accordance with the management agreement, but not in the event of a foreclosure or deed-in-lieu of foreclosure, the Tier One Owner’s Investment allocable to the applicable individual Courtyard by Marriott Property subject to such sale or conversion as listed on Exhibit C to the management agreement (see below), as such amount will be adjusted from time to time to include items (ii) through (iv) above applicable to the applicable individual Courtyard by Marriott Property, will no longer be included in the Tier One Owner’s Investment as to the Courtyard by Marriott Properties remaining subject to the management agreement.

“Tier One Owner’s Priority” means 9.5% of Tier One Owner’s Investment.

Exhibit C to the management agreement allocates Tier One Initial Owner’s Investment and Tier Two Initial Owner’s Investment as follows:
Individual Courtyard by Marriott Property	City	State	Tier One Initial Owner’s Investment	Tier Two Initial Owner’s Investment
Birmingham Homewood	Homewood	AL	13,222,000	14,613,789
Birmingham Hoover	Hoover	AL	7,204,000	7,962,316
Huntsville	Huntsville	AL	9,663,000	10,680,158
Little Rock	Little Rock	AR	7,628,000	8,430,947
Phoenix Mesa	Mesa	AZ	5,594,000	6,182,842
Phoenix North Metrocenter	Phoenix	AZ	1,865,000	2,061,316
Tucson Airport	Tucson	AZ	6,865,000	7,587,632
Bakersfield	Bakersfield	CA	9,323,000	10,304,368
Fresno	Fresno	CA	8,391,000	9,274,263
Larkspur Landing Marin County	Larkspur	CA	14,748,000	16,300,421
Los Angeles Hacienda Heights	Hacienda Heights	CA	9,578,000	10,586,211
Los Angeles Torrance Palos Verdes	Torrance	CA	10,680,000	11,804,211
Palm Springs	Palm Springs	CA	9,747,000	10,773,000
San Jose Cupertino	Cupertino	CA	15,341,000	16,955,842
San Mateo Foster City	Foster City	CA	17,460,000	19,297,895
Boulder	Boulder	CO	15,765,000	17,424,474
Denver Stapleton	Denver	CO	7,544,000	8,338,105
Denver Tech Center	Greenwood Village	CO	8,815,000	9,742,895
New Haven Wallingford	Wallingford	CT	9,323,000	10,304,368
Norwalk	Norwalk	CT	14,748,000	16,300,421
Ft. Lauderdale Plantation	Plantation	FL	7,713,000	8,524,895
Ft. Myers	Ft. Myers	FL	4,577,000	5,058,789
St. Petersburg Clearwater	Clearwater	FL	7,035,000	7,775,526
Tampa Westshore	Tampa	FL	11,527,000	12,740,368

Individual Courtyard by Marriott Property	City	State	Tier One Initial Owner’s Investment	Tier Two Initial Owner’s Investment
West Palm Beach	West Palm Beach	FL	5,086,000	5,621,368
Atlanta Airport South	College Park	GA	9,578,000	10,586,211
Atlanta Gwinnett Mall	Duluth	GA	4,916,000	5,433,474
Atlanta Perimeter Center	Atlanta	GA	8,900,000	9,836,842
Chicago Arlington Heights South	Arlington Heights	IL	7,713,000	8,524,895
Chicago Deerfield	Deerfield	IL	10,002,000	11,054,842
Chicago Highland Park	Highland Park	IL	8,137,000	8,993,526
Chicago Lincolnshire	Lincolnshire	IL	11,612,000	12,834,316
Chicago Oakbrook Terrace	Oakbrook Terrace	IL	10,849,000	11,991,000
Chicago Waukegan	Waukegan	IL	8,561,000	9,462,158
Rockford	Rockford	IL	9,239,000	10,211,526
Indianapolis Castleton	Indianapolis	IN	6,950,000	7,681,579
Kansas City Overland Park Metcalf	Overland Park	KS	7,713,000	8,524,895
Lexington North	Lexington	KY	6,950,000	7,681,579
Boston Andover	Andover	MA	7,544,000	8,338,105
Annapolis	Annapolis	MD	10,425,000	11,522,368
Silver Spring North	Silver Spring	MD	10,086,000	11,147,684
Detroit Livonia	Livonia	MI	8,900,000	9,836,842
Detroit Metro Airport	Romulus	MI	7,120,000	7,869,474
Minneapolis St. Paul Airport	Mendota Heights	MN	8,476,000	9,368,211
St. Louis Creve Coeur	Creve Coeur	MO	12,036,000	13,302,947
St. Louis Westport Plaza	St. Louis	MO	8,306,000	9,180,316
Charlotte South Park	Charlotte	NC	9,493,000	10,492,263
Raleigh Cary	Cary	NC	9,917,000	10,960,895
Lincroft Red Bank	Red Bank	NJ	13,646,000	15,082,421
Poughkeepsie	Poughkeepsie	NY	7,883,000	8,712,789
Rye	Rye	NY	16,443,000	18,173,842
Dayton South Mall	Miamisburg	OH	4,831,000	5,339,526
Toledo Airport Holland	Holland	OH	7,204,000	7,962,316
Oklahoma City Airport	Oklahoma City	OK	7,035,000	7,775,526
Portland Beaverton	Beaverton	OR	8,561,000	9,462,158
Philadelphia Devon	Wayne	PA	16,189,000	17,893,105
Greenville Haywood Mall	Greenville	SC	4,492,000	4,964,842
Memphis Airport	Memphis	TN	6,272,000	6,932,211
Nashville Airport	Nashville	TN	9,239,000	10,211,526
Dallas Plano Parkway	Plano	TX	9,917,000	10,960,895
Dallas Richardson at Spring Valley	Richardson	TX	3,306,000	3,654,000
San Antonio Downtown Market Square	San Antonio	TX	7,544,000	8,338,105
Charlottesville North	Charlottesville	VA	11,273,000	12,459,632
Manassas	Manassas	VA	9,493,000	10,492,263
Seattle South Center	Tukwila	WA	13,731,000	15,176,368
Total			599,924,000	663,073,895

“Tier One Initial Owner’s Investment” means an amount equal to $599,924,000, allocated to each individual Courtyard by Marriott Property as set forth above.

“Tier Two Incentive Management Fee”  means 5% of the amount, if any, by which the Operating Profit exceeds the Tier Two Owner’s Priority.

“Tier Two Initial Owner’s Investment” means an amount equal to $663,073,895, allocated to each individual Courtyard by Marriott Property as set forth above.

“Tier Two Owner’s Investment” means the sum total, as of any given point in time, of: (i) the Tier Two Initial Owner’s Investment; (ii) certain borrower funded capital expenditures expended after the

Amendment Date; provided such costs are not reimbursed out of funds held in the FF&E reserve; (iii) certain amounts expended by borrower after the Amendment Date under applicable covenants, conditions and restrictions affecting the Courtyard by Marriott Properties, which have not been treated as permitted deductions under the management agreement; and (iv) any sums expended by the borrower after the Amendment Date for operation of the Courtyard by Marriott Properties which are not treated as permitted deductions under the management agreement and are not otherwise included in Tier Two Owner’s Investment by virtue of (i)-(iii) above, provided that in no event will any amount of debt incurred by borrower (including transaction costs) after the Amendment Date be included as a part of Tier Two Owner’s Investment.  Upon the sale, assignment, transfer or other disposition of the Borrower’s interest in any individual Courtyard by Marriott Property, or the conversion of an individual Courtyard by Marriott Property from a managed hotel to a franchised hotel in accordance with the management agreement, but not in the event of a foreclosure or deed-in-lieu of foreclosure, the Tier Two Owner’s Investment allocable to the applicable individual Courtyard by Marriott Property subject to such sale or conversion as set forth above, as such amount will be adjusted from time to time to include items (ii) through (iv) above applicable to the applicable individual Courtyard by Marriott Property, will no longer be included in the Tier Two Owner’s Investment as to the Courtyard by Marriott Properties remaining subject to the management agreement.

“Tier Two Owner’s Priority”  means 9.5% of the Tier Two Owner’s Investment.

“Expert” means an independent, nationally recognized consulting firm or individual who has expertise in the hospitality industry, is qualified to resolve the issue in question and is appointed by parties or otherwise as provided in the management agreement.

“Extraordinary Event” means acts of nature, fires, strikes and other events beyond reasonable control of the borrower and Courtyard by Marriott Property Manager but excluding general economic and/or market conditions not caused by any such events.

“Major Renovation” means any renovation of the Courtyard by Marriott Properties that causes 15% or more of the aggregate number of guest rooms for the Courtyard by Marriott Properties to be out-of-service and unavailable to guests.

“Performance Termination Threshold” means with respect to each fiscal year (prorated for any partial fiscal year), an amount equal to 85% of the Tier One Owner’s Priority for such fiscal year (prorated for any partial fiscal year).

“Weighted Average Revenue Index” means the sum of the Weighted Revenue Index for each of the Courtyard by Marriott Properties.

“Weighted Revenue Index” means, for each of the Courtyard by Marriott Properties, the Revenue Index for each such individual Courtyard by Marriott Property multiplied by a fraction, the numerator of which is the total number of guest rooms in such individual Courtyard by Marriott Property and the denominator of which is the aggregate number of guest rooms for all Courtyard by Marriott Properties.

“Revenue Index” is that number that is equal to (a) the Revenue Per Available Room for the applicable individual Courtyard by Marriott Property divided by (b) average Revenue Per Available Room for the hotels in the Competitive Set (those closest geographically and which are within same hotel market segment, with the Competitive Set for each individual Courtyard by Marriott Property as of the Amendment Date being set forth on Exhibit B to the management agreement) for such individual Courtyard by Marriott Property, as set forth in the Revenue Data Publication.  Appropriate adjustments to the Revenue Index will be mutually agreed upon by the borrower and Courtyard by Marriott Property Manager in the event of a Major Renovation of the applicable individual Courtyard by Marriott Property.  If the parties fail to agree to such adjustment, the matter will be resolved by an Expert in accordance with the provisions of the management agreement.

“Revenue Index Threshold” means 0.90.

“Revenue Per Available Room” means (i) the term “revenue per available room” as defined by the Revenue Data Publication, or (ii) if the Revenue Data Publication is no longer being used, the aggregate gross room revenues of the hotel in question for a given period of time divided by the total room nights for such period. If clause (ii) of the preceding sentence is being used, a “room” means an available hotel guestroom that is keyed as a single unit.

“Revenue Data Publication” means Smith’s STAR Report, a monthly publication distributed by Smith Travel Research, Inc. of Hendersonville, Tennessee, or an alternative source, reasonably satisfactory to both parties, of data regarding the Revenue Per Available Room of hotels in the general trade area of the applicable Hotel.

Subject to certain conditions and limitations set forth in the management agreement, the borrower may terminate the management agreement if for any 2 consecutive fiscal years:

(a)      Operating Profit for all Courtyard by Marriott Properties for each such fiscal year is less than the Performance Termination Threshold (as defined above) for such fiscal year; and

(b)      the Weighted Average Revenue Index  (as defined above) is less than the Revenue Index Threshold  (as defined above) for such fiscal year; and

(c)      The failure of the Courtyard by Marriott Properties to meet the tests set forth above is not wholly or partially the result of (x) an Extraordinary Event, (y) any Major Renovation of the Courtyard by Marriott Properties, or (z) any default by the borrower.  In the event that either clause (x), (y) or (z) has affected the ability of the Courtyard by Marriott Properties to meet such tests in any given fiscal year, then such fiscal year will not be counted for purposes of the foregoing test, and will be treated as not having occurred for purposes of determining whether the test is satisfied for two consecutive fiscal years. If the parties disagree as to whether any such factors affected the ability of the Courtyard by Marriott Properties to meet the tests, such dispute will be resolved by the Expert.

Under the terms of a subordination non-disturbance and attornment agreement (the “SNDA”) between Courtyard by Marriott Property Manager, borrower and Lender: (i) if, at the time of any foreclosure or deed-in-lieu of any individual Courtyard by Marriott Property, the management agreement has been terminated or the Courtyard by Marriott Property Manager no longer has the right to manage or operate such individual Courtyard by Marriott Property due to a rejection in bankruptcy or other specified events, Lender or any other party taking title through such foreclosure or deed-in-lieu must enter into a new management agreement with the Courtyard by Marriott Property Manager on the same terms and conditions, subject to certain restrictions set forth in the SNDA; and (ii) if the borrower files for bankruptcy, Lender is prohibited from taking any affirmative action to terminate or cause the termination of the management agreement unless an event of default by Courtyard by Marriott Property Manager exists thereunder beyond all applicable notice and cure periods, and Lender has certain obligations to use commercially reasonable efforts to affirmatively support Courtyard by Marriott Property Manager as the operator of the Courtyard by Marriott Properties in connection with a proposed plan of reorganization.

Courtyard by Marriott Property Manager also has the right to have up to 7 hotels under the management agreement converted to a franchise in each fiscal year, subject to certain limitations in the SNDA, including Lender’s consent (not to be unreasonably withheld in the case of the first 6 hotels requested while the Courtyard by Marriott Loan Combination is outstanding and in Lender’s sole discretion for all subsequent hotels requested).

Events of Default

The events of default under the related Courtyard by Marriott Loan Documents (each, a “Courtyard by Marriott Event of Default”) include, among other items, the following:

(i)     if (A) the indebtedness is not paid in full on the Courtyard by Marriott Maturity Date, (B) any regularly scheduled monthly payment of interest is not paid in full on the applicable monthly payment date, (C) any prepayment of principal is not paid when due, (D)  the Courtyard by

Marriott Prepayment Fee and/or the Courtyard by Marriott Liquidated Damages Amount is not paid when due, or (E) any deposit to the reserves is not made on the required deposit date therefor;

(ii)     if any other amount payable pursuant to the Courtyard by Marriott Loan Combination document (other than as set forth in the foregoing clause (i)) is not paid in full when due and payable in accordance with the provisions thereof, with such failure continuing for ten (10) Business Days after the Lender delivers written notice thereof to the Courtyard by Marriott Borrower;

(iii)    if any of the taxes or other charges are not paid when due (except that no Courtyard by Marriott Event of Default will occur if there are sufficient funds in the tax reserve to pay such amounts when due, and the Lender fails to make such payment in violation of the Courtyard by Marriott Loan Documents);

(iv)    if the required insurance policies are not (A) delivered to the Lender within five (5) days of the Lender’s written request and (B) kept in full force and effect, each in accordance with the terms and conditions of the Courtyard by Marriott Loan Documents;

(v)     a transfer or encumbrance occurs that is not permitted under the Courtyard by Marriott Loan Documents (other than a lien described in clause (xiii) below);

(vi)    if any certification, representation or warranty made by the Courtyard by Marriott Borrowers or the Courtyard by Marriott Guarantor in any Courtyard by Marriott Loan Documents, or in any report, certificate, financial statement or other instrument, agreement or document furnished to the Lender was false or misleading in any material respect as of the date such representation or warranty was made, but as to any such false or misleading representation or warranty which (A) was unintentionally made to the Lender and (B) can be made true and correct by action of the Courtyard by Marriott Borrower, the Courtyard by Marriott Borrowers will have a period of 30 days following written notice thereof to the Courtyard by Marriott Borrowers to undertake and complete all action necessary to make such representation or warranty, true and correct in all material respects;

(vii)    if the Courtyard by Marriott Borrower, its general partner or the Courtyard by Marriott Guarantor makes an assignment for the benefit of creditors;

(viii)   if a receiver, liquidator or trustee is appointed for the Courtyard by Marriott Borrower, its general partner or the Courtyard by Marriott Guarantor, or if the Courtyard by Marriott Borrower, its general partner or the Courtyard by Marriott Guarantor is adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in by, the Courtyard by Marriott Borrower, its general partner or the Courtyard by Marriott Guarantor, or if any proceeding for the dissolution or liquidation of the Courtyard by Marriott Borrower, its general partner or the Courtyard by Marriott Guarantor is instituted, or if any Courtyard by Marriott Borrower is substantively consolidated with any other party; however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to by any Courtyard by Marriott Borrower, its general partner or the Courtyard by Marriott Guarantor, upon the same not being discharged, stayed or dismissed within 60 days following its filing;

(ix)    if any Courtyard by Marriott Borrower assigns or purports to assign its rights under the Courtyard by Marriott Loan Documents or any interest therein in contravention of the terms thereof;

(x)     if any of the assumptions contained in any non-consolidation opinion delivered to the Lender are or become untrue in any material respect;

(xi)     a breach by any Courtyard by Marriott Borrower or its general partner of certain covenants in the Courtyard by Marriott Loan Documents relating to bankruptcy remoteness and separateness, dissolution and ERISA;

(xii)     if the Courtyard by Marriott Borrowers are in default beyond any applicable cure periods under any mortgage or security agreement covering any part of the Courtyard by Marriott Properties whether it be superior, pari passu or junior in lien to the mortgages;

(xiii)    if any individual Courtyard by Marriott Property becomes subject to any mechanic’s, materialman’s or other lien except as permitted under the Courtyard by Marriott Loan Documents, and the Courtyard by Marriott Borrowers fail to remove such lien or contest such lien in accordance with the Courtyard by Marriott Loan Documents within 10 days after written notice from the Lender;

(xiv)     the alteration, improvement, demolition or removal of any of the improvements without the prior consent of the Lender, other than in accordance with the Courtyard by Marriott Loan Documents, unless the same is restored to its original condition within 30 days after written notice from the Lender;

(xv)    if, without the Lender’s prior written consent, (A) the management agreement is terminated by the Courtyard by Marriott Borrower, (B) the management agreement is terminated by Manager and not replaced by the Courtyard by Marriott Borrowers within 30 days after such termination, (C) there is a material change in the management agreement agreed to or consented to by the Courtyard by Marriott Borrower, (D) there is a material default by the Courtyard by Marriott Borrowers under the management agreement beyond any applicable notice or grace period, or (E) the ownership, management or control of the Courtyard by Marriott Property Manager is transferred, such transfer expressly required the prior approval of the Courtyard by Marriott Borrowers pursuant to the terms of the management agreement and the Courtyard by Marriott Borrowers granted such approval or otherwise waived such approval right;

(xvi)     if any Courtyard by Marriott Borrower or any party owning a 10% or greater direct or indirect ownership interest in any Courtyard by Marriott Borrower is convicted of a Patriot Act offense by a court of competent jurisdiction;

(xvii)    if the Courtyard by Marriott Borrowers breach any covenant in the Courtyard by Marriott Loan Combination relating to financial reporting and fails to remedy such breach within 10 days after receipt of written notice thereof from the Lender;

(xviii)   if (A) the Courtyard by Marriott Borrowers fail in the payment of any rent, additional rent or other charge mentioned in or made payable by any ground lease as and when such rent or other charge is payable (unless waived by the landlord under such ground lease) (however, it will not be a Courtyard by Marriott Event of Default if there are sufficient funds in the ground rent reserve to pay such amounts when due, no other Courtyard by Marriott Event of Default is then continuing and the Lender fails to make such payment in violation of the Courtyard by Marriott Loan Documents), (B) there occurs any default by the Courtyard by Marriott Borrowers, as tenant under any ground lease, in the observance or performance of any term, covenant or condition of such ground lease on the part of the Courtyard by Marriott Borrowers to be observed or performed (unless waived by the landlord under such ground lease), (C) if any one or more of the events referred to in any ground lease occurs which would cause such ground lease to terminate without notice or action by the landlord under such ground lease or which would entitle the landlord to terminate such ground lease and the term thereof by giving notice to the Courtyard by Marriott Borrowers, as tenant thereunder (unless waived by the landlord under such ground lease), (D) if the leasehold estate created by any ground lease is surrendered or such ground lease is terminated or canceled for any reason or under any circumstances whatsoever, or (E) if any of the terms, covenants or conditions of any ground lease are in any manner be modified, changed, supplemented, altered or amended without the consent of the Lender except as otherwise permitted by the Courtyard by Marriott Loan Documents;

(xix)   if without the Lender’s prior consent, any Courtyard by Marriott Borrower enters into any franchise agreement with respect to any individual Courtyard by Marriott Property, or there is any material change in any franchise agreement;

(xx)    if a default by any Courtyard by Marriott Borrower has occurred and continues beyond any applicable cure period under any franchise agreement if such default permits the franchisor thereunder to terminate or cancel the franchise agreement except as permitted under the Courtyard by Marriott Loan Documents;

(xxi)   if any default occurs under any of the Courtyard by Marriott Loan Documents beyond any applicable cure periods contained therein, or if any other event occurs or condition exists, if the effect of such event or condition is to accelerate the maturity of any portion of the indebtedness or to permit the Lender to accelerate the maturity of all or any portion of the indebtedness;

(xxii)  if the Courtyard by Marriott Guarantor breaches any of the financial covenants set forth in the guaranty; or

(xxiii)  if the Courtyard by Marriott Borrowers continue to be in default under any of the other terms, covenants or conditions of the Courtyard by Marriott Loan Documents not specified in subsections (i) to (xxii) above, and such default continues for 10 days after notice to the Courtyard by Marriott Borrowers from the Lender, in the case of any such default which can be cured by the payment of a sum of money, or for 30 days after notice to the Courtyard by Marriott Borrowers from the Lender in the case of any other such default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such 30-day period, and if the Courtyard by Marriott Borrowers have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period will be extended for such time as is reasonably necessary for the Courtyard by Marriott Borrowers in the exercise of due diligence to cure such default, such additional period not to exceed 90 days.

Environmental Indemnity

The Courtyard by Marriott Borrowers and the Courtyard by Marriott Guarantor have entered into an environmental indemnity agreement for the benefit of the Lender.  Under the environmental indemnity agreement, the Courtyard by Marriott Borrowers and the Courtyard by Marriott Guarantor (together, the “Environmental lndemnitors”) have agreed to protect, defend, indemnify, release and hold harmless the Lender and other indemnified parties (including the Master Servicer, the Special Servicer and the Trustee) (collectively, the “Environmental lndemnitees”) from and against any and all losses imposed upon, or incurred by, or asserted against, any Environmental Indemnitees and directly or indirectly arising out of or in any way relating to any one or more of the following:

(a)   any presence of any Hazardous Substances in, on, above or under the Courtyard by Marriott Properties;

(b)   any past, present or threatened release of Hazardous Substances in, on, above, under or from the Courtyard by Marriott Properties;

(c)   any activity by any of the Environmental Indemnitors, any affiliate of any of the Environmental Indemnitors and/or any tenant or other user of the Courtyard by Marriott Properties in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Courtyard by Marriott Properties of any Hazardous Substances at any time located in, under, on or above the Courtyard by Marriott Properties;

(d)   any activity by any of the Environmental Indemnitors, any affiliate of any of the Environmental Indemnitors and/or any tenant or other user of the Courtyard by Marriott Properties in connection with any actual or proposed Remediation of any Hazardous Substances at any time located in, under, on or above the Courtyard by Marriott Properties, whether or not such remediation is voluntary or pursuant to court or administrative order, including, but not limited to, any removal, remedial or corrective action;

(e)   any past, present or threatened non-compliance or violation of any Environmental Law (or of any permit issued pursuant to any Environmental Law) in connection with the Courtyard by Marriott Properties or operations thereon, including, but not limited to, any failure by any of the Environmental Indemnitors, any affiliate of any of the Environmental Indemnitors and/or any tenant or other user of the Courtyard by Marriott Properties to comply with any order of any governmental authority in connection with any Environmental Laws;

(f)   the imposition, recording or filing or the threatened imposition, recording or filing of any environmental lien encumbering the Courtyard by Marriott Properties;

(g)  any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the environmental indemnity agreement;

(h)   any acts of any of the Environmental Indemnitors, any affiliate of any of the Environmental Indemnitors and/or any tenant or other user of the Courtyard by Marriott Properties in arranging for the disposal or treatment, or arranging with a transporter for transport for the disposal or treatment, of Hazardous Substances at any facility or incineration vessel containing such or similar Hazardous Substances;

(i)   any acts of any of the Environmental Indemnitors, any affiliate of any of the Environmental Indemnitors and/or any tenant or other user of the Courtyard by Marriott Properties in accepting any Hazardous Substances for transport to disposal or treatment facilities, incineration vessels or sites from which there is a release or a threatened release of any Hazardous Substance which causes the incurrence of costs for Remediation;

(j)   any personal injury, wrongful death or property or other damage arising under any statutory or common law or tort law theory, including, but not limited to, damages assessed for private or public nuisance or for the conducting of an abnormally dangerous activity on or near the Courtyard by Marriott Properties, in each case, pertaining to Hazardous Substances; and

(k)   any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to the environmental indemnity agreement.

“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances and/or relating to liability for or costs of other actual or threatened danger to human health or the environment.  The term “Environmental Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues:  the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including, but not limited to, Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act to the extent relating to Hazardous Substances; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the National Environmental Policy Act; the River and Harbors Appropriation Act; and those relating to lead based paint.  The term “Environmental Laws” also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the Courtyard by Marriott Properties; requiring notification or disclosure of releases of Hazardous Substances or other environmental condition of a property to any governmental authority or other Person, whether or not in connection with any transfer of title to or interest in such property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Courtyard by Marriott Properties; and relating to wrongful death, personal injury or property or other damage in connection with any environmental condition of the Courtyard by Marriott Properties.

“Hazardous Substances” includes, but is not limited to, any and all substances (whether solid, liquid or gas) (i) defined, listed or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes or words of similar meaning or regulatory effect under any present or future Environmental Laws or (ii) that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead and lead-containing materials, radon, radioactive materials, flammables and explosives, lead based paint and toxic mold. “Hazardous Substances” excludes (a) substances which otherwise would be included in such definition but which are of kinds and in amounts ordinarily and customarily used or stored in similar properties, including, without limitation substances used for the purposes of cleaning, maintenance, or operations, substances typically used in construction, and typical products used in properties like the Courtyard by Marriott Properties, and which properties are otherwise in compliance with all Environmental Laws; and (b) substances which otherwise would be included in such definition but which are of kinds and in amounts ordinarily and customarily stocked and sold by tenants operating retail businesses of the types operated by the tenants and which are otherwise in compliance with all Environmental Laws.

“Remediation” includes, but is not limited to, any response, remedial, removal, or corrective action; any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance; any actions to prevent, cure or mitigate any release of any Hazardous Substance (including, with respect to toxic mold, providing any moisture control systems at the Courtyard by Marriott Properties); any action to comply with any Environmental Laws or with any permits issued pursuant thereto; any inspection, investigation, study, monitoring, assessment, audit, sampling and testing or laboratory or other analysis or evaluation relating to any Hazardous Substances or to anything referred to in the environmental indemnity agreement.

Expense Reimbursement

The Courtyard by Marriott Borrowers are required to pay all of the fees and expenses of the servicer and any reasonable third-party fees and expenses in connection with the Loan, including any prepayments, releases of the Courtyard by Marriott Properties, approvals under the Courtyard by Marriott Loan Documents requested by the Courtyard by Marriott Borrower, defeasance, other requests under the Courtyard by Marriott Loan Combination, assumption of the Courtyard by Marriott Borrower’s obligations or modification of the Courtyard by Marriott Loan Combination, as well as any fees and expenses in connection with the special servicing or work-out of the Courtyard by Marriott Loan Combination or enforcement of the Courtyard by Marriott Loan Documents, including, special servicing fees, operating or trust advisor fees, work-out fees, liquidation fees, attorneys’ fees and expenses and other fees and expenses in connection with the modification or restructuring of the Courtyard by Marriott Loan Combination.  The Courtyard by Marriott Borrowers are also responsible for any set-up fees and any other initial costs relating to or arising under the servicing agreement, but will not be responsible for payment of the annual master servicing fee due to the servicer under the servicing agreement.

Representations and Warranties

The Courtyard by Marriott Borrowers made the representations and warranties in the Courtyard by Marriott Loan Documents set forth in Annex A of this summary as of the Origination Date of the Courtyard by Marriott Loan Combination.

SPE Covenants

Each Courtyard by Marriott Borrower has made certain single-purpose entity covenants under the Courtyard by Marriott Loan Agreement, including without limitation, as follows:

(a)   Each Courtyard by Marriott Borrower (i) has been, is, and will be organized solely for the purpose of acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Courtyard by Marriott Properties, entering into the Courtyard by Marriott Loan Agreement with the Lender, refinancing the Courtyard by Marriott Properties in connection with a permitted repayment of the Courtyard by Marriott Loan Combination, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (ii) has not owned, does not own, and will not own any asset or property other than (A) the Courtyard by Marriott Properties, and (B) incidental personal property necessary for the ownership or operation of the Courtyard by Marriott Properties; provided, however, that a Courtyard by Marriott Borrower previously owned the Divested Properties, which ownership shall not be deemed to be a violation of this paragraph (a).  Prior to the Origination Date, all right, title, interest and estate in the Divested Properties were transferred and conveyed by a Courtyard by Marriott Borrower to unaffiliated third-party purchasers.

(b)   No Courtyard by Marriott Borrower has engaged nor will engage in any business other than the ownership, management and operation of the Courtyard by Marriott Properties and each Courtyard by Marriott Borrower will conduct and operate its business as presently conducted and operated; provided, however, that a Courtyard by Marriott Borrower was previously engaged in the business of owning, managing and operating the Divested Properties, which ownership, management and operation shall not be deemed to be a violation of this paragraph (b).  Prior to the Origination Date, all right, title, interest and estate in the Divested Properties were transferred and conveyed by a Courtyard by Marriott Borrower to unaffiliated third-party purchasers.

(c)   No Courtyard by Marriott Borrower has nor will enter into any contract or agreement with any affiliate of any Courtyard by Marriott Borrower except upon terms and conditions that are intrinsically fair, commercially reasonable, and no less favorable to it than would be available on an arms-length basis with third parties other than any such party.

(d)   No Courtyard by Marriott Borrower has incurred any indebtedness (except for indebtedness which has been fully repaid, from which the Courtyard by Marriott Properties, Courtyard by Marriott Borrowers and each SPC Party have been fully released, for which neither Courtyard by Marriott Borrowers nor any SPC Party have any continuing liability, actual or contingent, and in connection with which no recourse against any portion of the Courtyard by Marriott Properties is available under any circumstances) and will not incur any indebtedness other than Permitted Indebtedness.  No indebtedness other than the Courtyard by Marriott Loan Combination may be secured (senior, subordinate or pari passu) by the Courtyard by Marriott Properties.

(e)   No Courtyard by Marriott Borrower has made nor will make any loans or advances to any third party (including any affiliate or constituent party), and has not and shall not acquire obligations or securities of its affiliates.

(f)    Each Courtyard by Marriott Borrower has been, is, and intends to remain solvent and each Courtyard by Marriott Borrower has paid and intends to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of such Courtyard by Marriott Borrower (including the Courtyard by Marriott Guarantor) to make any additional capital contributions to such Courtyard by Marriott Borrower, nor shall this provision be violated merely because, after the Origination Date, the value of the Courtyard by Marriott Properties becomes less than the outstanding principal balance of the Courtyard by Marriott Loan Combination.

(g)   Each Courtyard by Marriott Borrower has done or caused to be done, and will do, all things necessary to observe organizational formalities and preserve its existence, and no Courtyard by

Marriott Borrower has, nor will any Courtyard by Marriott Borrower permit any SPC Party to, (i) terminate or fail to comply with the provisions of its organizational documents, or (ii) unless (A) the Lender has consented and (B) following a securitization of the Courtyard by Marriott Loan Combination, the applicable Rating Agencies have issued a Rating Agency Confirmation in connection therewith, amend, modify or otherwise change its partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents in any manner that modifies the single purpose bankruptcy remote provisions thereof.

(h)   Each Courtyard by Marriott Borrower has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates and any other person.  No Courtyard by Marriott Borrower’s assets will be listed as assets on the financial statement of any other person, provided, however, that each Courtyard by Marriott Borrower’s assets may be included in a consolidated financial statement of its affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of each Courtyard by Marriott Borrower and such affiliates and to indicate that such Courtyard by Marriott Borrower’s assets and credit are not available to satisfy the debts and other obligations of such affiliates or any other person, and (ii) such assets shall be listed on such Courtyard by Marriott Borrower’s own separate balance sheet.  Each Courtyard by Marriott Borrower will file its own tax returns (to the extent such Courtyard by Marriott Borrower is required to file any such tax returns) and will not file a consolidated federal income tax return with any other person.  Each Courtyard by Marriott Borrower has maintained and shall maintain its books, records, resolutions and agreements in accordance with the Courtyard by Marriott Loan Agreement.

(i)    Each Courtyard by Marriott Borrower has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any affiliate of such Courtyard by Marriott Borrower or any constituent party of such Courtyard by Marriott Borrower), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its affiliates as a division or department or part of the other and shall maintain and utilize separate stationery, invoices and checks bearing its own name.

(j)    Each Courtyard by Marriott Borrower has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of such Courtyard by Marriott Borrower (including the Courtyard by Marriott Guarantor) to make any additional capital contributions to such Courtyard by Marriott Borrower, nor shall this provision be violated merely because, after the Origination Date, the value of the Courtyard by Marriott Properties becomes less than the outstanding principal balance of the Courtyard by Marriott Loan Combination.

(k)   No Courtyard by Marriott Borrower, nor any constituent party of any Courtyard by Marriott Borrower has sought or will seek or effect the liquidation, dissolution, winding up, consolidation or merger, in whole or in part, of any Courtyard by Marriott Borrower.

(l)    No Courtyard by Marriott Borrower has nor will commingle the funds and other assets of such Courtyard by Marriott Borrower with those of any affiliate or constituent party or any other person (other than with the other Courtyard by Marriott Borrower as required or permitted under the Courtyard by Marriott Loan Documents), and has held and will hold all of its assets in its own name.

(m)  Each Courtyard by Marriott Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any affiliate or constituent party or any other person.

(n)   No Courtyard by Marriott Borrower has nor will assume or guarantee or become obligated for the debts of any other person and no Courtyard by Marriott Borrower does nor will hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other person, except to the extent provided in the Courtyard by Marriott Loan Documents.

(o)   Each Courtyard by Marriott Borrower’s general partner (an “SPC Party”) shall be a Delaware limited liability company or a corporation formed under the laws of any jurisdiction of the United States whose sole asset is its interest in such Courtyard by Marriott Borrower and each such SPC Party (i) will cause such Courtyard by Marriott Borrower to be a special purpose bankruptcy remote entity; (ii) will at all times comply with each of the representations, warranties and covenants contained on Schedule V of the Courtyard by Marriott Loan Agreement (other than clauses (a), (b), (d) and (y)) as if such representation, warranty or covenant was made directly by such SPC Party; (iii) will not engage in any business or activity other than owning an interest in such Courtyard by Marriott Borrower; (iv) will not acquire or own any assets other than its partnership or membership interest in such Courtyard by Marriott Borrower; and (v) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) other than unsecured trade payables incurred in the ordinary course of business related to the ownership of an interest in such Courtyard by Marriott Borrower that (A) do not exceed at any one time $100,000.00, and (B) are paid within 90 days after the date incurred.  Upon the withdrawal or the disassociation of an SPC Party from any Courtyard by Marriott Borrower, such Courtyard by Marriott Borrower shall immediately appoint a new SPC Party whose articles or certificate of formation or incorporation are substantially similar to those of such SPC Party and deliver a new non-consolidation opinion to the Rating Agency or Rating Agencies, as applicable, with respect to the new SPC Party and its equity owners.

(p)   The organizational documents of each SPC Party shall provide that at all times there shall be (and each Courtyard by Marriott Borrower shall at all times cause there to be) at least two duly appointed Independent Directors or Independent Managers.  In addition, the organizational documents of each SPC Party shall provide that no Independent Director or Independent Manager (as applicable) of such SPC Party may be removed or replaced without Cause and unless such SPC Party provides the Lender with not less than three Business Days’ prior written notice of (a) any proposed removal of an Independent Director or Independent Manager (as applicable), together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Director or Independent Manager (as applicable), together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director or Independent Manager (as applicable).

(q)   The organizational documents of each Courtyard by Marriott Borrower and each SPC Party shall also provide an express acknowledgment that the Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.

(r)    The organizational documents of each SPC Party shall provide that such SPC Party shall not take any Material Action (defined below) unless (x) such action requires a unanimous vote of (A) the sole member of such SPC Party (the “Sole Member”), (B) the board of directors of such SPC Party or (C) the committee of managers of such SPC Party designated to manage the business affairs of such SPC Party (the “Committee”), as applicable, and (y) at the time of such action, there shall be at least two (2) duly appointed Independent Directors or Independent Managers and all such Independent Directors or Independent Managers (as applicable) have participated in such vote.  As used herein, “Material Action” shall mean each of the following actions with respect to any SPC Party and any Courtyard by Marriott Borrower: (i) filing or consenting to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seeking or consenting to the appointment of a receiver, liquidator or any similar official of any Courtyard by Marriott Borrower or a substantial part of its business, (iii) taking any action that might cause such entity to become insolvent, (iv) making an assignment for the benefit of creditors, (v) admitting in writing its inability to pay debts generally as they become due, (vi) declaring or effectuating a moratorium on the payment of any obligations, or (vii) taking any action in furtherance of the foregoing.  In addition, the organizational documents of each SPC Party shall provide that, when voting with respect to any matters set forth in the immediately preceding sentence of this clause (r), the Independent Directors or Independent Managers (as applicable) shall consider only the interests of the applicable Courtyard by Marriott Borrower, including its creditors.  No SPC Party shall (on behalf of itself or any Courtyard by Marriott Borrower) take any Material Action without the unanimous written consent of its board of directors, its member(s) or the Committee, as applicable, including (or together with) all Independent Directors or Independent Managers, as applicable.  Without limiting the generality of the foregoing, such documents shall expressly provide that, to the greatest extent permitted by law, except for duties to any Courtyard by Marriott Borrower (including duties to such Courtyard by Marriott Borrower’s equity holders solely to the extent of their respective economic interests in such Courtyard by Marriott Borrower and to such Courtyard by Marriott Borrower’s creditors as set forth in the immediately preceding sentence), such Independent Directors or Independent Managers (as applicable) shall not owe any fiduciary duties to, and shall not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) the SPC Party or any Courtyard by Marriott Borrower’s other equity holders, (ii) other affiliates of any Courtyard by Marriott Borrower, or (iii)  any group of affiliates of which any Courtyard by Marriott Borrower is a part); provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.

(s)   Notwithstanding anything herein to the contrary, the SPC Party may be a Delaware single-member limited liability company provided that:

(i)   the organizational documents of such SPC Party shall provide that, as long as any portion of the Courtyard by Marriott Loan Combination remains outstanding, upon the occurrence of any event that causes the Sole Member of such SPC Party to cease to be a member of such SPC Party (other than (i) upon an assignment by Sole Member of all of its limited liability company interest in SPC Party and the admission of the transferee, if permitted pursuant to the organizational documents of SPC Party and the Courtyard by Marriott Loan Documents, or (ii) the resignation of Sole Member and the admission of an additional member of SPC Party, if permitted pursuant to the organizational documents of SPC Party and the Courtyard by Marriott Loan Documents), each of the persons acting as an Independent Director or Independent Manager (as applicable) of SPC Party shall, without any action of any person and simultaneously with Sole Member ceasing to be a member of SPC Party, automatically be admitted as members of SPC Party (in each case, individually, a “Special Member” and collectively, the “Special Members”) and shall preserve and continue the existence of SPC Party without dissolution.  The organizational documents of SPC Party shall further provide that for so long as any portion of the Courtyard by Marriott Loan Combination is outstanding, no Special Member may resign or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to SPC Party as a Special Member, and (ii) such successor Special Member has also accepted its appointment as an Independent Director or Independent Manager (as applicable);

(ii)   the organizational documents of SPC Party shall provide that, as long as any portion of the Courtyard by Marriott Loan Combination remains outstanding, except as expressly permitted pursuant to the terms of the Courtyard by Marriott Loan Agreement, (i) Sole Member may not resign, and (ii) no additional member shall be admitted to SPC Party; and

(iii)  the organizational documents of SPC Party shall provide that, as long as any portion of the Courtyard by Marriott Loan Combination remains outstanding: (i) SPC Party shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of SPC Party or the occurrence of any other event which terminates the continued membership of the last remaining member of SPC Party in SPC Party unless the business of SPC Party is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) upon the occurrence of any event that causes the last remaining member of SPC Party to cease to be a member of SPC Party or that causes Sole Member to cease to be a member of SPC Party (other than (A) upon an assignment by Sole Member of all of its limited liability company interest in SPC Party and the admission of the transferee, if permitted pursuant to the organizational documents of SPC Party and the Courtyard by Marriott Loan Documents, or (B) the resignation of Sole Member and the admission of an additional member of SPC Party, if permitted pursuant to the organizational documents of SPC Party and the Courtyard by Marriott Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in SPC Party, agree in writing (I) to continue the existence of SPC Party, and (II) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of SPC Party, effective as of the occurrence of the event that terminated the continued membership of such member in SPC Party; (iii) the bankruptcy of Sole Member or a Special Member shall not cause such Sole Member or Special Member, respectively, to cease to be a member of SPC Party and upon the occurrence of such an event, the business of SPC Party shall continue without dissolution; (iv) in the event of the dissolution of SPC Party, SPC Party shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of SPC Party in an orderly manner), and the assets of SPC Party shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (v) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause SPC Party or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of SPC Party, to compel any sale of all or any portion of the assets of SPC Party pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of SPC Party.

(t)   Each Courtyard by Marriott Borrower shall conduct its business so that the assumptions made with respect to such Courtyard by Marriott Borrower in the non-consolidation opinion shall be true and correct in all respects.  In connection with the foregoing, each Courtyard by Marriott Borrower hereby covenants and agrees that it will comply with or cause the compliance with, (i) all of the facts and assumptions (whether regarding such Courtyard by Marriott Borrower or any other person) set forth in the non-consolidation opinion, (ii) all of the representations, warranties and covenants in this Schedule, and (iii) all of the organizational documents of such Courtyard by Marriott Borrower and any SPC Party.

(u)   No Courtyard by Marriott Borrower has permitted nor will permit any affiliate or constituent party independent access to its bank accounts.

(v)   Each Courtyard by Marriott Borrower has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees (if any), from its own funds, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of such Courtyard by Marriott Borrower (including the Courtyard by Marriott Guarantor) to make any additional capital contributions to such Courtyard by Marriott Borrower, nor shall this provision be violated merely because, after the Origination Date, the value of the Courtyard by Marriott Properties becomes less than the outstanding principal balance of the Courtyard by Marriott Loan Combination.

(w)   Each Courtyard by Marriott Borrower has compensated and shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of such Courtyard by Marriott Borrower (including the Courtyard by Marriott Guarantor) to make any additional capital contributions to such Courtyard by Marriott Borrower.

(x)   Each Courtyard by Marriott Borrower has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any affiliate, including shared office space.

(y)   Except in connection with the Courtyard by Marriott Loan Combination and any other indebtedness incurred by Borrower prior to the Origination Date, no Courtyard by Marriott Borrower has pledged nor will pledge its assets for the benefit of any other person.  With respect to such prior indebtedness, the Courtyard by Marriott Properties and each Courtyard by Marriott Borrower have been fully released (or will be fully released upon the closing of the Courtyard by Marriott Loan Combination).

(z)   Each Courtyard by Marriott Borrower has and will have no obligation to indemnify its officers, directors, members or partners, as the case may be, or has such an obligation that is fully subordinated to the Courtyard by Marriott Loan Combination and will not constitute a claim against it if cash flow in excess of the amount required to pay the Courtyard by Marriott Loan Combination is insufficient to pay such obligation.

(aa)  If any Courtyard by Marriott Borrower is (i) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity will not:  (A) dissolve, merge, liquidate, consolidate; (B) sell, transfer, dispose, or encumber (except with respect to the Courtyard by Marriott Loan Documents) all or substantially all of its assets or acquire all or substantially all of the assets of any person; or (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth on this Schedule without the consent of the Lender.

(bb)  No Courtyard by Marriott Borrower has, nor does, nor will have any of its obligations guaranteed by an affiliate (other than from the Courtyard by Marriott Guarantor with respect to the Courtyard by Marriott Loan Combination).

“Cause” shall mean, with respect to an Independent Director or Independent Manager, (i) acts or omissions by such Independent Director or Independent Manager, as applicable, that constitute willful disregard of, or gross negligence with respect to, such Independent Director’s or Independent Manager’s, as applicable, duties, (ii) such Independent Director or Independent Manager, as applicable, has engaged in or has been charged with or has been indicted or convicted for any crime or crimes of fraud or other acts constituting a crime under any law applicable to such Independent Director or Independent Manager, as applicable, (iii) such Independent Director or Independent Manager, as applicable, has breached its fiduciary duties of loyalty and care as and to the extent of such duties in accordance with the terms of any Courtyard by Marriott Borrower’s or SPC Party’s organizational documents, (iv) there is a material increase in the fees charged by such Independent Director or Independent Manager, as applicable, or a material change to such Independent Director’s or Independent Manager’s, as applicable, terms of service, (v) such Independent Director or Independent Manager, as applicable, is unable to perform his or her duties as Independent Director or Independent Manager, as applicable, due to death, disability or incapacity, or (vi) such Independent Director or Independent Manager, as applicable, no longer meets the definition of Independent Director or Independent Manager, as applicable.

“Independent Director” or “Independent Manager” shall mean a natural person selected by the applicable Courtyard by Marriott Borrower (a) with prior experience as an independent director, independent manager or independent member, (b) with at least three years of employment experience, (c) who is provided by a Nationally Recognized Service Company, (d) who is duly appointed as an Independent Director or Independent Manager and is not, will not be while serving as Independent Director or Independent Manager (except pursuant to an express provision in such Courtyard by Marriott Borrower’s operating agreement providing for the appointment of such Independent Director or Independent Manager to become a “special member” upon the last remaining member of such Courtyard by Marriott Borrower ceasing to be a member of such Courtyard by Marriott Borrower) and shall not have been at any time during the preceding five years, any of the following:

(i)       a stockholder, director (other than as an Independent Director), officer, employee, partner, attorney or counsel of any Courtyard by Marriott Borrower, any affiliate of any Courtyard by Marriott Borrower or any direct or indirect parent of any Courtyard by Marriott Borrower;

(ii)      a customer, supplier or other person who derives any of its purchases or revenues from its activities with any Courtyard by Marriott Borrower or any affiliate of any Courtyard by Marriott Borrower;

(iii)     a person or other entity Controlling or under Common Control with any such stockholder, partner, customer, supplier or other person described in clause (i) or clause (ii) above; or

(iv)     a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other person described in clause (i) or clause (ii) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with any Courtyard by Marriott Borrower shall be qualified to serve as an Independent Director or Independent Manager of such Courtyard by Marriott Borrower, provided that the fees that such individual earns from serving as Independent Director or Independent Manager of affiliates of such Courtyard by Marriott Borrower in any given year constitute in the aggregate less than 5% of such individual’s annual income for that year.

A natural person who satisfies the foregoing definition other than clause (ii) shall not be disqualified from serving as an Independent Director or Independent Manager of any Courtyard by Marriott Borrower if such individual is an independent director, independent manager or special manager provided by a Nationally Recognized Service Company that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.

“Nationally Recognized Service Company” shall mean any of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, National Corporate Research, Ltd., United Corporate Services, Inc., Independent Member Services LLC or such other nationally recognized company that provides independent director, independent manager or independent member services and that is reasonably satisfactory to the Lender, in each case that is not an affiliate of any Courtyard by Marriott Borrower and that provides professional independent directors and other corporate services in the ordinary course of its business.

INDEX OF DEFINED TERMS

Act	37	Courtyard by Marriott Restoration Debt
Amendment Date	25	Yield	24
Approved Replacement Guarantor	19	Courtyard by Marriott Scheduled
Cause	39	Defeasance Payments	10
CBM Note A-2B	1	Courtyard by Marriott Successor
CBM Note A-2C	1	Borrower	11
Committee	36	Courtyard by Marriott Total Defeasance
Courtyard by Marriott Additional		Event	9
Release Price	12	Courtyard by Marriott Transfer and
Courtyard by Marriott Borrowers	1	Assumption	15
Courtyard by Marriott Debt Yield	12	Courtyard by Marriott Transferee
Courtyard by Marriott Defeasance		Borrower	15
Collateral	9	Courtyard by Marriott Treasury Rate	8
Courtyard by Marriott Defeasance		Courtyard by Marriott Trigger Period	14
Lockout Expiration Date	10	Courtyard by Marriott Trust Companion
Courtyard by Marriott Defeasance		Loan	1
Security Agreement	10	Courtyard by Marriott Undefeased Note	9
Courtyard by Marriott Defeased Note	9	Courtyard by Marriott Yield Maintenance
Courtyard by Marriott Discount Rate	8	Amount	8
Courtyard by Marriott DSCR	12	Courtyard Mortgage Rate	6
Courtyard by Marriott Event of Default	28	Divested Properties	2
Courtyard by Marriott Guarantor	5	Divested Property Liabilities	5
Courtyard by Marriott Liquidated		Environmental Laws	32
Damages Amount	8	Environmental lndemnitees	31
Courtyard by Marriott Loan Agreement	1	Environmental lndemnitors	31
Courtyard by Marriott Loan Combination	1	Expert	27
Courtyard by Marriott Loan Documents	1	Extraordinary Event	27
Courtyard by Marriott Low Debt Yield		Free Writing Prospectus	1
Period	14	Hazardous Substances	33
Courtyard by Marriott Maturity Date	6	Independent Director	39
Courtyard by Marriott Mortgage Notes	1	Independent Manager	39
Courtyard by Marriott Non-Pooled Trust		Major Renovation	27
Subordinate Companion Loan	1	Material Action	36
Courtyard by Marriott Open Prepayment		Monthly Payment Date	6
Date	8	Mortgage Loan Accrual Period	6
Courtyard by Marriott Partial		Nationally Recognized Service
Defeasance Amount	10	Company	40
Courtyard by Marriott Partial		Operating Profit	25
Defeasance Event	9	Origination Date	1
Courtyard by Marriott Pooled Mortgage		Performance Termination Threshold	27
Loan	1	Permitted Owner	19
Courtyard by Marriott Prepayment Fee	8	Permitted Transferee	19
Courtyard by Marriott Prepayment		Prospectus	1
Lockout Expiration Date	6	Qualified Manager	20
Courtyard by Marriott Properties	1	Qualified Transferee	20
Courtyard by Marriott Property Manager	13, 24	Rating Agency Confirmation	11
Courtyard by Marriott Property Release	11	Revenue Data Publication	28
Courtyard by Marriott Release Price	13	Revenue Index	27
Courtyard by Marriott Release Property	11	Revenue Index Threshold	27
Courtyard by Marriott REMIC Loan to		Revenue Per Available Room	28
Value Ratio	13	SNDA	28
		Sole Member	36

SPC Party	36	Tier Two Incentive Management Fee	26
Special Member	37	Tier Two Initial Owner’s Investment	26
Special Members	37	Tier Two Owner’s Investment	26
Tier One Incentive Management Fee	25	Tier Two Owner’s Priority	27
Tier One Initial Owner’s Investment	26	Unaffiliated Qualified Hotel Manager	20
Tier One Owner’s Investment	25	Weighted Average Revenue Index	27
Tier One Owner’s Priority	25	Weighted Revenue Index	27

ANNEX A

REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

GENERAL REPRESENTATIONS

All capitalized terms used in this Annex A that are not defined in this summary have the meanings ascribed to such terms in the Courtyard by Marriott Loan Agreement.

Subject to the exceptions and disclosure set forth in Schedule IV to the Courtyard by Marriott Loan Agreement, each Borrower made the following representations and warranties in the Courtyard by Marriott Loan Agreement as to itself and the Courtyard by Marriott Properties.  These representations and warranties were made at the time the Courtyard by Marriott Loan Combination was originated and there can be no assurance that such representations and warranties are true and correct as of the date of this Memorandum.

(1)     Organization; Special Purpose.  Each Individual Borrower and each SPC Party is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in the jurisdiction in which each Individual Property in which such entity has an interest is located, and in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and each Individual Borrower has taken all necessary action to authorize the execution, delivery and performance of the Courtyard by Marriott Loan Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under the Courtyard by Marriott Loan Agreement, the other Loan Documents and all the transactions contemplated hereby.  Each Individual Borrower and each SPC Party is a Special Purpose Bankruptcy Remote Entity.

(2)     Proceedings; Enforceability.  The Courtyard by Marriott Loan Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, any SPC Party or Guarantor including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and none of Borrower, any SPC Party or Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

(3)     No Conflicts.  The execution and delivery of the Courtyard by Marriott Loan Agreement and the other Loan Documents by Borrower and the performance of its Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or, to Borrower’s knowledge, any order or decree applicable to Borrower, or result in the creation or imposition of any Lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).

(4)     Litigation.  There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against Borrower, any SPC Party, Guarantor or the Properties in any court or by or before any other Governmental Authority which, if adversely determined, might materially and adversely affect the condition (financial or otherwise) or business of Borrower (including the ability of Borrower to carry out the transactions contemplated by the Courtyard by Marriott Loan Agreement), such SPC Party, Guarantor or the condition or ownership of the Properties.

(5)     Agreements.  Borrower is not a party to any agreement or instrument or, to Borrower’s knowledge, subject to any restriction which might materially and adversely affect Borrower or the Properties, or Borrower’s business, properties or assets, operations or condition, financial or otherwise.  To Borrower’s knowledge, Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of Borrower or its properties or might have consequences that would adversely affect its performance hereunder.  To Borrower’s knowledge, Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or any Individual Property is bound.

(6)     Consents.  To Borrower’s knowledge, no consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, the Courtyard by Marriott Loan Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.

(7)     Properties; Title.

(a)      Borrower has good, marketable (or, with respect to Individual Properties located in Texas, indefeasible) and insurable fee simple title to the real property comprising part of the Properties (or, with respect to the Third Party Ground Leased Properties, good, marketable and insurable leasehold title pursuant to the applicable Third Party Ground Lease) and good title to the balance of the Properties owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances.  When properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, each Mortgage creates (i) a valid, first priority, perfected Lien on Borrower’s interest in the applicable Individual Property, subject only to Permitted Encumbrances, and (ii) a perfected (to the extent perfection is obtained by filing) security interest in and to, and perfected collateral assignment of, all personalty, all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances.  There are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting the Properties which are or may be Liens prior to, or equal or coordinate with, the Lien of the Mortgages.  None of the Permitted Encumbrances, individually or in the aggregate, (a) materially interfere with the benefits of the security intended to be provided by the Mortgages and the Courtyard by Marriott Loan Agreement, (b) materially and adversely affect the value of the Properties, (c) impair the use or operations of the Properties (as currently used), or (d) impair Borrower’s ability to pay its Obligations in a timely manner.

(b)      All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Properties to Borrower have been paid or are being paid simultaneously herewith.  All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgages, have been paid or are being paid simultaneously herewith.  All taxes and governmental assessments due and owing in respect of the Properties have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policies.

(c)      Each Individual Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of such Individual Property.

(d)      No Condemnation or other proceeding has been commenced or, to Borrower’s knowledge, is threatened in writing with respect to all or any portion of the Properties or for the relocation of roadways providing access to the Properties.

(e)      Except as shown in the Title Insurance Policies, there are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting the Properties, nor are there any contemplated improvements to the Properties that may result in such special or other assessments.

(8)     ERISA; No Plan Assets.  As of the date hereof and throughout the Term (i) Borrower, Guarantor and the ERISA Affiliates (x) do not sponsor, (y) are not obligated to contribute to (except as would not be reasonably likely to have any material effect on Borrower’s ability to repay the Loan without the imposition on Lender of any tax or penalty), and (z) are not themselves an “employee benefit plan,” as defined in Section 3(3) of ERISA or Section 4975 of the Code, (ii) none of the assets of Borrower or Guarantor constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 as modified in operation by Section 3(42) of ERISA, (iii) Borrower and Guarantor are not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrower or Guarantor are not and, to Borrower’s knowledge, will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.  As of the date hereof, neither Borrower, nor any ERISA Affiliate maintains, sponsors or contributes to or has any obligations with respect to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).  Borrower has not engaged in any transaction in connection with which it could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.

(9)     Compliance.

(a)      To Borrower’s knowledge, except as set forth in the zoning reports and the Physical Conditions Reports delivered to or obtained by Lender prior to the Closing Date, Borrower and the Properties (including, but not limited to the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes.  To Borrower’s knowledge, Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of Borrower.  Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower to forfeit the Properties or any part thereof or any monies paid in performance of Borrower’s Obligations under any of the Loan Documents.  Each Individual Property is used exclusively for a “Courtyard By Marriott” hotel and other appurtenant and related uses.  In the event that all or any part of the Improvements are destroyed or damaged, except as set forth in the zoning reports delivered to or obtained by Lender prior to the Closing Date, to Borrower’s knowledge, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits.  No legal proceedings are pending or, to the knowledge of Borrower, threatened with respect to the zoning of the Properties.  To Borrower’s knowledge, except as set forth in the zoning reports or the Physical Condition Reports delivered to or obtained by Lender prior to the Closing Date, neither the zoning nor any other right to construct, use or operate the Properties is in any way dependent upon or related to any property other than the Properties.  To Borrower’s knowledge, all certifications, permits, licenses (including liquor licenses) and approvals, including without limitation, certificates of completion and occupancy permits required of Borrower for the legal use, occupancy and operation of the Properties for their current use (collectively, the “Licenses”), have been obtained and are in full force and effect.  The use being made of the Properties is in conformity with the certificate of occupancy issued for the Properties and, to Borrower’s knowledge, all other restrictions, covenants and conditions affecting the Properties.

(b)      Borrower acknowledges that the Individual Properties set forth on Schedule IV to the Courtyard by Marriott Loan Agreement (under the heading of Section 3.1.9(b)) are deficient in the number of parking spaces that are required under applicable zoning ordinances as set forth on such Schedule IV.  On or prior to December 31, 2015 (or promptly following receipt of any notice of zoning violation from any Governmental Authority), Borrower shall restripe the parking areas and/or take such other action necessary to increase the number of parking spaces at such Individual Properties to no less than the number of parking spaces that are required under applicable zoning ordinances.

(10)   Financial Information.  All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the operations of each Individual Property in all material respects as of the date of such reports, and (iii) have been prepared in accordance with GAAP and the Uniform System of Accounts for Hotels, current edition, throughout the periods covered, except as disclosed therein.  Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Properties or the operation thereof, except as referred to or reflected in said financial statements.  Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Properties from that set forth in said financial statements.

(11)   Easements; Utilities and Public Access.  To Borrower’s knowledge, (a) all easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policies and are in full force and effect without default thereunder, (b) each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its intended uses, (c) all public utilities necessary or convenient to the full use and enjoyment of the Properties are located in the public right-of-way abutting the Properties, and all such utilities are connected so as to serve the Properties without passing over other property absent a valid perpetual easement and (d) all roads necessary for the use of the Properties for their current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

(12)   Assignments of Leases.  The Assignments of Leases create valid assignments of, or valid security interests in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Properties.  No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

(13)   Insurance.  Borrower has obtained and has delivered to Lender certificates of insurance or Policy summaries, with all premiums due and payable as of the date hereof paid, reflecting the insurance coverages, amounts and other requirements set forth in the Courtyard by Marriott Loan Agreement.  No claims have been made under any of the Policies in amounts in excess of the Policy limits plus the applicable deductible, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

(14)   Flood Zone.  To Borrower’s knowledge, except as shown on the Surveys, none of the Improvements on the Properties is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 5.1.1(a) to the Courtyard by Marriott Loan Agreement is in full force and effect with respect to the Properties.

(15)   Physical Condition.  Except as may be expressly set forth in the Physical Conditions Report, the Properties, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Properties of which Borrower is aware, and Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Properties, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or any termination or threatened termination of any policy of insurance or bond.

(16)   Boundaries.  All of the Improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon any Individual Property in any material respect, and no easements or other encumbrances affecting any Individual Property encroach upon any of the Improvements in any material respect, so as to affect the value or marketability of such Individual Property, except those which are set forth on the Surveys and described in the Title Insurance Policies.

(17)   Leases.  The rent roll attached as Schedule I to the Courtyard by Marriott Loan Agreement is true, complete and correct and the Properties are not subject to any Leases other than the Leases described in Schedule I to the Courtyard by Marriott Loan Agreement.  Borrower is the owner and lessor of landlord’s interest in the Leases.  No Person has any possessory interest in the Properties or right to occupy the same except under and pursuant to the provisions of the Leases (other than typical short-term occupancy rights of hotel guests) and the Management Agreement.  Except as set forth on the rent roll attached as Schedule I to the Courtyard by Marriott Loan Agreement:  (i) the Leases are in full force and effect and there are no defaults thereunder by either party beyond any applicable notice or cure period, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, (ii) the copies of the Leases delivered to Lender are true and complete in all material respects, and there are no oral agreements with respect thereto, (iii) no Rent (including security deposits paid to Borrower) has been paid more than one (1) month in advance of its due date, (iv) all work to be performed by Borrower under each Lease as of the date hereof has been performed as required and has been accepted by the applicable Tenant, (v) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant as of the date hereof has already been received by such Tenant, (vi) the Tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised premises and have commenced the payment of full, unabated rent under the Leases, (vii) Borrower has delivered to Lender a true, correct and complete list of all security deposits made by Tenants at the Properties which have not been applied (including accrued interest thereon), all of which are held by Borrower in accordance with the terms of the applicable Lease and applicable Legal Requirements, (viii) to Borrower’s knowledge, each Tenant under a Major Lease is free from bankruptcy or reorganization proceedings, (ix) no Tenant under any Lease (or any sublease) is an Affiliate of Borrower, (x) the Tenants under the Leases are open for business and paying full, unabated rent, (xi) there are no brokerage fees or commissions due and payable in connection with the leasing of space at the Properties, except as has been previously disclosed to Lender in writing, and no such fees or commissions will become due and payable in the future in connection with the Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder, except as has previously been disclosed to Lender in writing, (xii) no Tenant under any Lease has any right or option for additional space in the Improvements and (xiii) to Borrower’s knowledge, no Tenant listed on Schedule I to the Courtyard by Marriott Loan Agreement has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises.  No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.  There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect.

(18)   Tax Filings.  To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local taxes, charges and assessments payable by Borrower.  Borrower’s tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

(19)   No Fraudulent Transfer.  Borrower (i) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) received reasonably equivalent value in exchange for its Obligations under the Loan Documents.  Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the

Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities.  The fair saleable value of Borrower’s assets is, and immediately following the making of the Loan, will be, greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured.  Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower).  No petition in bankruptcy has been filed against Borrower, any SPC Party or Guarantor, and none of Borrower, any SPC Party or Guarantor has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.  None of Borrower, any SPC Party or Guarantor are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such party’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or any such party.

(20)   Federal Reserve Regulations.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by applicable Legal Requirements or by the terms and conditions of the Courtyard by Marriott Loan Agreement or the other Loan Documents.

(21)   Organizational Chart.  The organizational chart attached as Schedule III to the Courtyard by Marriott Loan Agreement, relating to Borrower and certain Affiliates and other parties accurately depicts the organizational structure of Borrower on and as of the date hereof.  No Person other than those Persons shown on Schedule III to the Courtyard by Marriott Loan Agreement have any ownership interest in, or right of control, directly or indirectly, in Borrower.

(22)   Organizational Status.

(a)      CBM Borrower’s exact legal name is CBM Two Hotels LP.  CBM Borrower is a limited partnership, and the jurisdiction in which CBM Borrower is organized is Delaware.

(b)      C2 Borrower’s exact legal name is C2 Land, L.P. C2 Borrower is a limited partnership, and the jurisdiction in which C2 Borrower is organized is Delaware.

(23)   Bank Holding Company.  Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

(24)   No Casualty.  The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

(25)   Purchase Options.  None of the Properties nor any part thereof are subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of third parties.

(26)   FIRPTA.  Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

(27)    Investment Company Act.  Borrower is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

(28)   Fiscal Year.  Each fiscal year of Borrower commences on January 1.

(29)   Other Debt.  There is no indebtedness with respect to the Properties or the equity interests in Borrower, whether secured or unsecured, other than Permitted Encumbrances, Permitted Indebtedness and the Management Agreement.

(30)   Contracts.

(a)      Borrower has not entered into, and is not bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Lender.

(b)      Each of the Major Contracts is in full force and effect, there are no monetary or other material defaults by Borrower thereunder and, to the best knowledge of Borrower, there are no monetary or other material defaults thereunder by any other party thereto.  None of Borrower, Manager or any other Person acting on Borrower’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.

(c)      Borrower has delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Lender.

(d)      No Major Contract has as a party an Affiliate of Borrower.  All fees and other compensation for services previously performed under the Management Agreement and due and payable as of the date hereof have been paid in full.

(31)   Full and Accurate Disclosure.  No statement of fact made by Borrower in the Courtyard by Marriott Loan Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading in any material respect.  There is no material fact presently known to Borrower which has not been disclosed to Lender which materially and adversely affects, nor as far as Borrower can foresee, is reasonably likely to materially and adversely affect, any Individual Property or the business, operations or condition (financial or otherwise) of Borrower or Guarantor.

(32)   Other Obligations and Liabilities.  Borrower has no liabilities or other obligations that arose or accrued prior to the date hereof that, either individually or in the aggregate, could reasonably be expected to have a material adverse effect on Borrower, the Properties and/or Borrower’s ability to pay the Debt.  Borrower has no known contingent liabilities, except for those contingent liabilities for which Manager has provided an estimated loss or liability and which is identified in the financial statements delivered to Lender prior to Closing.

(33)   Intellectual Property/Websites.  Other than as set forth on Schedule VI to the Courtyard by Marriott Loan Agreement, neither Borrower nor any Affiliate (i) has or holds any tradenames, trademarks, servicemarks, logos, copyrights, patents or other intellectual property (collectively, “Intellectual Property”) with respect to the Properties or the use or operations thereof or (ii) is the registered holder of any website with respect to the Properties (other than Tenant websites).

(34)   Operations Agreements.  Each Operations Agreement is in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to any Operations Agreement, is in default thereunder, and to the best of Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder.  Except as described in the Courtyard by Marriott Loan Agreement, the REAs have not been modified, amended or supplemented.

(35)   Ground Leases.  Borrower hereby represents and warrants to Lender the following:

(a)      Recording; Modification.  A memorandum of each Ground Lease has been duly recorded.  Each Ground Lease permits the interest of CBM Borrower to be encumbered by a mortgage.  There have not been amendments or modifications to the terms of any Ground Lease since its recordation, with the exception of written instruments which have been recorded (or written instruments that have not been recorded, the existence of which have been disclosed by recorded memoranda or other recorded documents).

(b)      No Liens.  Except for the Permitted Encumbrances, CBM Borrower’s interest in each Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the applicable Mortgage other than the applicable Ground Lessor’s related fee interest.  Such Ground Lease is, and shall remain, prior to any mortgage or Lien upon the applicable Ground Lessor’s related fee interest.

(c)      Ground Leases Assignable.  Pursuant to each Third Party Ground Lease, Borrower may, without the applicable Ground Lessor’s consent, from time to time pledge, mortgage or encumber such Third Party Ground Lease and/or the leasehold estate demised thereunder.

(d)      Default.  As of the date hereof, each Ground Lease is in full force and effect and no default has occurred under such Ground Lease and there is no existing condition which, but for the passage of time and/or the giving of notice, could result in a default under the terms of such Ground Lease.  All rents, additional rents and other sums due and payable under such Ground Lease have been paid in full.  Neither Borrower nor the applicable Ground Lessor under such Ground Lease has commenced any action or given or received any notice for the purpose of terminating such Ground Lease.

(e)      Notice.  Each Third Party Ground Lease requires the applicable Ground Lessor to give notice of any default by Borrower to Lender.  Each Third Party Ground Lease, or estoppel letters received by Lender from the applicable Ground Lessor, further provides that no notice of default given under such Third Party Ground Lease is effective against Lender unless a copy of the notice has been delivered to Lender in the manner described in such Third Party Ground Lease.

(f)      Cure.  Lender is permitted the opportunity (including, where necessary, sufficient time to gain possession of the interest of Borrower under each Third Party Ground Lease) to cure any default under any Third Party Ground Lease which is curable, after the receipt of notice of the default, before the applicable Ground Lessor thereunder may terminate such Third Party Ground Lease, subject to the conditions set forth in such Third Party Ground Lease.

(g)      Term.  Each Third Party Ground Lease has a term (including renewal terms) which extends not less than twenty (20) years beyond the Stated Maturity Date.

(h)      New Lease.  Each Third Party Ground Lease requires the applicable Ground Lessor to enter into a new lease with Lender upon termination of such Third Party Ground Lease for any reason, including rejection of such Third Party Ground Lease in a bankruptcy proceeding, subject to the conditions set forth in such Third Party Ground Lease.

(i)      Insurance and Condemnation Proceeds.  Under the terms of each Third Party Ground Lease and the applicable Mortgage (taken together), any related Insurance Proceeds or the portion of the Award allocable to Borrower’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total Casualty or Condemnation, as addressed in the immediately succeeding sentence) will be applied either to the Restoration of all or part of the applicable Individual Property with (so long as the Net Proceeds are in excess of the threshold amount specified in Section 5.4 to the Courtyard by Marriott Loan Agreement) Lender or a trustee appointed by it having the right to hold and disburse such Net Proceeds as Restoration progresses, or to the payment of the Outstanding Principal Balance, together with any accrued interest.  In the case of a total or substantially total Casualty or Condemnation of the applicable Individual Property, under the terms of the applicable Third Party Ground Lease and the applicable Mortgage (taken together), any Insurance Proceeds or the portion of the Award allocable to Borrower’s interest, to the extent not applied to Restoration, will be applied first to the payment of the Outstanding Principal Balance, together with any accrued interest.

(j)      Subleasing.  Each Third Party Ground Lease permits subleasing generally, or for hotel-related business purposes particularly, without the consent of the applicable Ground Lessor.

(k)      Payment of Ground Rent.  Manager currently is paying the Third Party Ground Rent directly to each Ground Lessor under a Third Party Ground Lease pursuant to the Courtyard Management Agreement.

(36)   Franchise Agreement.  Borrower is not a party to, and no Individual Property is subject to, any Franchise Agreement.

(37)   Illegal Activity.  No portion of the Properties has been or will be purchased with proceeds of any illegal activity.